As filed with the Securities and Exchange Commission on March 13 , 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No.  6 to Registration Statement originally filed on Form SB)

HXT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

5045
(Primary Standard Industrial Classification Code Number)

20-2188353
(IRS Employer Identification Number)

100 Wall Street, 15th Floor,
New York, New York 10005
212-232-0120
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Harvard Business Services, Inc.
25 Greystone Manor
Lewes, DE 19958
302-645-7400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK, LLC
600 Madison Avenue, 14th Floor,
New York, NY 10022
(212) 371-8008

Approximate date of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.001 par value per share	9,970,000	(1)	$0.20	(2)	$1,994,000	(2)	$78.36	(2)

(1) This registration statement relates to the distribution by American Wenshen Steel Group, Inc. (“American Wenshen”), to its shareholders of record as of _________, of all of the outstanding stock of HXT Holdings, Inc. held by American Wenshen. Before October 11, 2007, American Wenshen was known as “China Software Technology Group Co., Ltd.”

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. In accordance with Rule 457(f)(2), because there is no market for the shares to be distributed under this registration statement, the filing fee is based on the book value of the assets of the company to be spun off. American Wenshen will receive no consideration in exchange for the distribution of shares under this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  March 13 , 2009

PRELIMINARY PROSPECTUS

HXT HOLDINGS, INC.

9,970,000 Shares of Common Stock

Offered by Selling Stockholder

This prospectus relates to the distribution by American Wenshen Steel Group, Inc. (“American Wenshen”), to its stockholders of record as of ________, of all of the 9,970,000 currently outstanding shares it owns of the common stock of HXT Holdings, Inc. There will be no proceeds from the distribution and neither American Wenshen nor HXT Holdings will receive any consideration in exchange for the shares distributed .

After the distribution, HXT Holdings will no longer be a subsidiary of American Wenshen. HXT Holdings will continue to be engaged indirectly in the specialized software industry in the People’s Republic of China through its indirectly wholly owned subsidiary, Shenzhen Hengtaifeng Technology Co., Ltd.

American Wenshen will pay all expenses of registration incurred in connection with this offering. American Wenshen will distribute our shares to its stockholders of record as of the record date as soon as practicable once the registration statement of which this prospectus forms a part is declared effective. Prior to October 11, 2007, American Wenshen was named “China Software Technology Group Co., Ltd.”

The recipients of shares distributed under this prospectus may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Our common stock is not currently quoted on any exchange or inter-dealer market. We may apply  to have our common stock quoted on the Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.   An active trading market in our common stock may not develop, and if an active market does develop, it may not continue.

Our common stock is speculative and may never have any market value. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2009.

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TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	3
About This Prospectus	9
Cautionary Note Regarding Forward-Looking Statements and Other Information Contained in this Prospectus	9
Use of Proceeds	10
Determination of Offering Price	10
Dilution	10
Selling Security Holder	10
Plan of Distribution	10
Description of Securities to be Registered	13
Interest of Named Experts and Counsel	14
Description of Business	14
Description of Property	30
Legal Proceedings	30
Market Price of and Dividends on Our Common Equity and Related Stockholder Matters	30
Financial Statements	31
Management's Discussion and Analysis of Financial Condition and Results of Operations	31
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	37
Directors and Executive Officers, Promoters and Control Persons, and Certain Matters of Corporate Governance	37
Security Ownership of Certain Beneficial Owners and Management	39
Executive Compensation	40
Transactions with Related Persons, Promoters and Certain Control Persons	41
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	41
Where You Can Find More Information	41
Legal Matters	42
Experts	42

Part II – Information Not Required in Prospectus	II-1
Other Expenses of Issuance and Distribution	II-1
Indemnification of Directors and Officers	II-1
Recent Sales of Unregistered Securities	II-2
Exhibits	II-2
Undertakings	II-2
Signatures	II-4

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the financial statements and the related notes, before making an investment decision. Throughout this prospectus, "we," "our" and "us" refer to HXT Holdings, Inc., a Delaware corporation (“HXT Holdings”) and, where context requires, to HXT Holdings together with (i) our directly wholly-owned subsidiary Heng Xing Technology Group Development Limited, a British Virgin Islands corporation (“HXT”), and (ii) HXT’s directly wholly-owned subsidiary Shenzhen Hengtaifeng Technology Co., Ltd. a wholly foreign-owned entity organized under the laws of, and operating in, the PRC (“HTF”).

Our Company and Business

We were incorporated in Delaware on January 13, 2005 under the name China International Enterprises Corp. On January 31, 2005, we entered into a Share Exchange Agreement pursuant to which we acquired 100% of the outstanding stock of HXT from its three shareholders. HXT's only asset is 100% of the stock of HTF, a PRC corporation that is classified as a wholly foreign-owned enterprise under PRC law by virtue of its ownership by HXT. In August 2006, we changed our name to our current name, HXT Holdings, Inc.

Through our subsidiaries HXT and HTF, we create and sell specialized software products in the PRC and provide integrated software services for our customers. Our software products include (1) Housing Accumulation Fund software, which is designed for use in connection with a PRC government program under which individuals and their employers contribute to savings accounts to be used to purchase housing, (2) credit guarantee management software, designed for use in connection with a PRC government-sponsored program to enhance credit opportunities for small- to medium-sized companies, (3) family planning software, designed for use by entities involved with the family planning policies of the PRC government, and (4) property management software, designed to provide access to government registries of property ownership and property-use rights information. In the past, we have also provided software-integration and related services to our customers pursuant to strategic alliances with other technology companies. In 2008, we stopped providing that service. As of  December 31 , 2008 we had  60 employees.

Location of Our Offices

Our U.S. executive offices are located at 100 Wall Street, 15th Floor, New York, New York 10005 and their telephone number is 212-232-0120. HTF's principal offices are located at the Hongchong Building, No.05, Floor 27, Luohu District, Shenzhen, P. R. China, 518002.

The Offering

This prospectus relates to the distribution by American Wenshen of all of the shares it owns of our common stock. The following table sets forth information about the shares to be distributed under this prospectus.

Common stock outstanding prior to this offering	24,082,125 shares (includes the 9,970,000 shares outstanding as of March 13, 2009, and 14,122,125 shares that we plan to issue to our CEO before the start of the offering)

Common stock offered by us	0 shares

Common stock being distributed by American Wenshen	9,970,000 shares(1)

Common stock to be outstanding after the offering	24,082,125 shares

Use of Proceeds	There will be no proceeds from the distribution.

Risk Factors	See "Risk Factors" beginning on page 3 and other information included in this prospectus for a discussion of factors you should consider in order to determine the value of our common stock.

(1)
The shareholder distributing our stock under this prospectus, American Wenshen (formerly “China Software”), acquired all 9,970,000 shares in a share exchange transaction in August 2006, at which time they were all of our oustanding shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before making an investment decision regarding our common stock.

Risks Related to Our Business

We face risks associated with both the high-technology and the intellectual-property aspects of the software business.

We make and sell software, a product susceptible to numerous problems, including programming imperfections that may be discovered long after a product has been launched and viruses and other digital causes of disruption. In addition, upgrades that are necessary either to repair defects or to make improvements to our products may take longer to develop than we expect, and specific intended upgrades may prove impossible to achieve within a reasonable timeframe and budget. Bugs and viruses could harm our business not only by impairing our products, but also by harming our reputation and the reliability that our customers associate with our brand. We also face a risk that new computer hardware, with which our software is not compatible, may become popular with our customers and limit our customer base unless we are able to develop new, compatible versions of our products. If any of these risks were to materialize, they could have a material adverse effect on our business and financial results. We also face the risk that our intellectual property could be stolen and used to benefit a competitor and diminish our own competitive position.

The markets for our products could diminish or disappear if the regulations governing the industries in which our customers operate change.

We develop and market applications software for industry sectors that operate under the direct guidance of Chinese national policy. In some cases, such as our Housing Accumulation Fund software and Family Planning software, our products are designed either to implement or to be used specifically in connection with government-sponsored and -controlled programs. A change or adjustment in national policy could have a profound impact on both the programs and the industry sectors associated with them. Were the national government to terminate, scale back or make substantial alterations to any such program, it could render our software products associated with that program useless or of limited utility and severely diminish or eliminate market demand for the products. In such an event, our operating results would suffer severely and we would be forced either to alter our existing products or to design and develop new products to replace them. There is no guarantee that we would succeed under those circumstances.

We operate in a highly competitive industry.

We face increasing competition in the development and marketing of specialized software and providing systems integration and related services.  A large number of new software competitors enter the Chinese software market each year.  Competition is based primarily on price and quality of offered products.  While we intend to maintain or improve our competitive position through constant improvements in our products and services and operational efficiencies, we cannot assure you that we will achieve these improvements or that the improvements, if achieved, will be sufficient to improve or maintain our position relative to current or future competitors.  In the specific markets in which we operate, we face competition from companies that offer products similar to our own.  We face risks that our competitors could anticipate the needs of a changing market with innovations sooner or more effectively than we do, as well as risks relating to unfair use of our intellectual property.  If these risks materialize, they could hurt our competitive position significantly.

Our Inability to Fund Our Capital Expenditure Requirements May Adversely Affect Our Growth and Profitability.

Our future growth may depend upon our ability to raise capital from outside sources. Should financing from outside sources become necessary, we cannot guarantee that we will be able to obtain it on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

•	our financial condition and results of operations,
•	the condition of the PRC economy and the computer software industry in the PRC, and
•	conditions in relevant financial markets in the U.S., the PRC and elsewhere in the world.

We will not receive any consideration and there will be no proceeds from the distribution of our common stock under this prospectus.

We May Not Be Able to Effectively Control and Manage Our Growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. These eventualities would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development timeframes and administrative inefficiencies.

Furthermore, as we expand our business, our overhead for facilities, marketing and advertising costs, administrative costs and other operating expenses will increase. If such increases are not offset by corresponding increases in our revenues, our profitability could be limited and we could incur operating losses.

We Do Not Presently Maintain Fire, Theft, Liability or Any Other Insurance, Which Leaves Us With Exposure in The Event of Loss or Damage to Our Properties or Claims Filed Against Us.

We do not maintain fire, theft, liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare and HTF has never experienced significant failures of its software, there can be no assurance that HTF would not face liability in the event of the failure of any of its products.

We Depend on Large Contracts and a Concentration of Customers; Loss of Any One of These Could Substantially Decrease Our Revenues.

Our revenue is dependent, in large part, on significant contracts from a limited number of customers. In fiscal year 2007, approximately 71% of our sales were to our 10 largest customers, approximately 61% of our sales were made to our five largest customers, and approximately 34% of sales were made to our largest customer. In fiscal year 2008, approximately 44% of our sales were made to our five largest customers, and approximately 14% of sales were made to our largest customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts would cause a significant decrease in our revenues, which would negatively affect our operating results. For more information about our major customers, see Concentration of Sales in the Description of Business section on page [23] below.

We Are Dependent Upon Certain Key Personnel, the Loss of Which Could Leave Us Without Adequate Human Resources.

We depend, to a large extent, on the expertise and efforts of a small number of individuals with experience in the software industry, ties to international capital markets and existing relationships with Chinese government agencies. Due to the specialized nature of their backgrounds, we might not be able to find suitable replacements were we to lose their services. This could adversely affect certain of our existing customer relationships and our ability to build new relationships with certain government agencies. We do not carry key man life insurance for any key personnel.

Risks Related to Operating Our Business in China

Changes in the Policies of the PRC Government Could Affect the Business We Are Able to Conduct in China and the Profitability of Such Business.

China is making a transition from a planned economy to a market-oriented economy. This transition is subject to five-year and annual plans adopted by the national government, which lay out national economic development goals. Government policies have historically had a substantial effect on economic conditions in China. The Chinese government has confirmed that economic development will follow a model of "market economy under socialism." We believe that under this model China will continue to strengthen its economic and trading relationships with foreign countries, and that business development in China will be subject to market forces. However, there can be no assurance that this trend will actually continue. A change in policies by the Chinese government could adversely affect our interests by resulting in, among other things: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, there is no assurance that the government will continue to pursue such policies or that such policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China's political, economic and social life.

We Face the Risk of Piracy of Our Intellectual Property; the Enforcement of Laws to Protect Intellectual Property Rights in the PRC May Not be Sufficient to Protect Against Such Risks.

For many years, piracy has negatively affected Chinese and foreign software companies doing business in China. Although the PRC government has strengthened its copyright laws and increased its efforts to enforce such laws, we believe that copyright laws and their enforcement in the PRC are still in need of improvement. According to William Lash, U.S. Assistant Secretary of Commerce, "the total amount of fines [for piracy] in the country in 2003 equaled, by my calculation, 1/20th of 1% of the amount of damage caused by piracy." In order to deter piracy, we use certain security measures to protect our products, such as embedding special check codes in our software. We also deter piracy by frequently upgrading our software products so as to make pirated versions soon obsolete. Finally, we believe that by operating in specialized application software markets with fewer potential customers and competitors than the general software market, we also lessen the risk of piracy to a certain extent. We believe that such markets, because of their smaller size and sophisticated business and government consumers, are less attractive to potential pirates. Furthermore, the requirements for specialized technical knowledge may also make the software more difficult to obtain and replicate. However, there is no guarantee that the measures we take to deter piracy of our intellectual property are sufficient, or that our business operations and financial results will not suffer significant harm due to piracy we do not succeed in preventing.

The PRC Laws and Legal System Governing Our Business Operations and Contractual Arrangements Are Uncertain, and If We Are Found To Be in Violation, We Could Be Subject To Sanctions.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations to which we are subject. The PRC has not yet developed a fully integrated legal system, and the existing array of laws and regulations may not be sufficient to cover all aspects of economic activities in the PRC relevant to our business. In addition, published government policies and internal rules in the PRC may have retroactive effects, and in some cases policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later.

PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time based on contrary findings of higher regulatory bodies. Therefore we cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses, and we cannot rule out the possibility that we will be subject to sanctions, including fines, or that we could be required to restructure our operations. We cannot assure you that we will not be found in violation of PRC laws or regulations or that such a finding will not have a material adverse effect on our business.

Some areas of the law applicable to us are subject to heightened uncertainty. We and our subsidiaries HXT and HTF are considered "foreign persons" or "foreign funded enterprises" under PRC laws and, as a result, we are required to comply with specific PRC laws and regulations, including laws governing our contractual relationships with our affiliated entities. These laws and regulations are relatively new, and the published decisions informing their interpretation are few and non-binding. These laws may therefore be especially susceptible to future change, including a delay in their effectiveness, which could result in detrimental reliance by foreign investors, and their official interpretation and enforcement may involve substantial uncertainty. Other laws and regulations subject to substantial uncertainty include those governing the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, the commencement of bankruptcy or criminal proceedings, or the death of a party.

A Slowdown or Other Adverse Development in the PRC Economy May Adversely Affect Our Customers, Demand for Our Services and Our Business.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC to businesses operating in the PRC. Although the Chinese economy has grown significantly in recent years, there is no guarantee that such growth will continue. The computer software industry in the PRC is relatively new and rapidly growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the economy that could affect demand for specialized computer software. A slowdown in overall economic growth, an economic downturn or recession, or other adverse economic developments in the PRC could substantially reduce the demand for our products and significantly reduce our revenues and profits.

Inflation in China Could Negatively Affect Our Profitability and Growth, and efforts to control inflation could also hurt our business.

Because of China’s rapid economic growth in recent years, it could be susceptible to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, our profitability will be adversely affected. In order to control inflation, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Austerity policies such as these could lead to a slowing of economic growth. In October 2004, the People's Bank of China, China's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the increase was prompted by inflationary concerns. Over the next few years, the Bank raised interest rates three more times, the latest increase occurring in March 2007, for a cumulative increase of 1.08 percentage points. Repeated increases in interest rates by the central bank could slow economic activity in China which could, in turn, reduce demand for our products.

Governmental Control of Currency Conversion Will Affect the Value of Your Investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from a transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (SAFE) by complying with certain procedural requirements. However, payment of capital expenses, such as the repayment of bank loans denominated in foreign currencies, does require approval from SAFE where Renminbi will be converted into foreign currency and remitted out of China.

The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The Fluctuation of the Renminbi May Reduce the Value of Your Investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. As we rely entirely on revenues earned in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could significantly reduce the value to us of the amounts we receive and increase our capital requirements to continue our business or force us to scale back our operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making dividend payments on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, we have not engaged in transactions of either type, but there is no guarantee that we will not engage in such transactions in the future. In addition, the depreciation of significant U.S. dollar denominated assets could result in a reduction in the value of those assets and a charge to our income statement.

From 1994 to 2005, the value of the Renminbi was pegged to the U.S. dollar at an exchange rate of 8.11 Renminbi per one U.S. dollar. In 2005, the People’s Bank of China removed the peg to the U.S. dollar and announced a peg to a basket of currencies including the Euro, Japanese yen, South Korean won, and U.S. dollar. As of October 11, 2007, the Renminbi had appreciated approximately 7.5% since the removal of its peg to the dollar, being valued at 7.504 Renminbi per one U.S. dollar. We do not believe that these policies have had a material effect on our business. However, there is no guarantee that the consequences of appreciation of the Renminbi described in the paragraph above will not affect us in the future, nor is there any guarantee that the PRC will not cause further appreciation of the Renminbi, which could increase the strength of any such effect.

Because Our Principal Assets are Located Outside of the United States and All of Our Directors and Officers Reside Outside of the United States, it May be Difficult For You to Enforce Your Rights Against Us and Our Officers and
Directors.

All of our directors and officers reside outside of the United States. In addition, HTF, our operating subsidiary, is located in China and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

Risks Related to Our Common Stock

Our Officers, Directors and Affiliates Control Us Through Their Positions and Stock Ownership and Their Interests May Differ from Those of Other Stockholders.

Our officers, directors and affiliates will beneficially own 83.7% of our common stock immediately after the distribution described in this prospectus. Mr. Yuan Qing Li, the Chairman of our Board of Directors and our Chief Executive Officer, will own approximately 58.6% of our common stock immediately after the distribution, which will be made pro rata to holders of the common stock of American Wenshen. Mr. Li can effectively control us and his interests may differ from the interests of other stockholders.

We Are Not Likely to Pay Cash Dividends in the Foreseeable Future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is No Trading Market for Our Common Stock.

Our common stock is not listed on any stock exchange or quoted over-the-counter. There is currently no trading market for our common stock and we do not know if any trading market will ever develop. You may be unable to sell your shares due to the absence of a trading market. Even if a trading market in our shares does develop, there is no guarantee as to the prices at which our shares will trade. If American Wenshen common stock continues to trade after the distribution, its price may be substantially lower than before the distribution. If the common stock of both American Wenshen and HXT Holdings trades after the distribution, the combined trading prices of American Wenshen common stock and the HXT Holdings common stock may be less than the trading price of American Wenshen common stock immediately prior to the distribution.

Our Stock may become subject to the "Penny-Stock" Rules, Which May Further Limit the Liquidity of Your Investment.

If a trading market in our common stock does develop, our common stock may be subject to the SEC’s “penny stock” rules, which govern stock with a market price of less than $5.00 per share. Broker-dealers that execute trades in penny stocks must make special determinations about customers wishing to purchase penny stocks, get their written consent and deliver special disclosure documents to them both before and after the purchase. The penny stock rules may restrict the ability of broker-dealers to sell our common stock and may affect your ability to sell your common stock if a market does develop.

Our Common Stock is Subject to Price Volatility Unrelated to Our Operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including the market's perception of our ability to achieve our planned growth, quarterly operating results of other software companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. These fluctuations may be especially severe in the case of penny stocks and in the case of companies based in emerging-market countries, and could diminish or eliminate the value of your shares.

We May Effect Future Sales of Our Securities, Which Would Dilute the Holdings of Our Current Stockholders.

We may in the future wish to raise additional funding to finance our operations by effecting sales of our securities, either in a public offering or in a private placement. If we were to sell additional shares of common stock, or securities convertible into or exercisable or exchangeable for common stock, the holders of the currently outstanding shares of common stock would experience dilution and a decrease in the value of their holdings.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. American Wenshen is distributing our common stock only in jurisdictions where the distribution is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any distribution of our common stock. Before October 12, 2007, American Wenshen was known as “China Software Technology Group Co., Ltd.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

 This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and "Description of Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

References to China and Currency

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to the “PRC” or “China” are to the People’s Republic of China. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to the currency exchange website www.xe.com, on March 12 , 2009, $1.00 = 6.83 9 80 yuan.

USE OF PROCEEDS

There will be no proceeds from the distribution and neither American Wenshen nor HXT Holdings will receive any consideration in exchange for the shares distributed.

DETERMINATION OF OFFERING PRICE

The determination to make the distribution of stock under this prospectus in exchange for no consideration was made by the board of directors of China Software (now called American Wenshen), at a meeting held on May 10, 2007.

DILUTION

After the distribution of shares under this prospectus, you will directly hold the same percentage of common stock of HXT Holdings and its subsidiaries as you indirectly held, through your holding of American Wenshen stock, on the record date, ________, 2009. Therefore you will not experience any dilution of your holdings in American Wenshen and its subsidiaries due to the distribution. However, there is no guarantee that any market for the stock of HXT Holdings will develop, or if it does, that it will assign value to the stock of HXT Holdings similar to the value previously assigned to the stock of American Wenshen. In addition, HXT Holdings may, in the future, issue additional common stock or debt convertible into common stock, which could dilute your ownership stake in HXT Holdings.

SELLING SECURITY HOLDER

This prospectus relates to the distribution by American Wenshen to its shareholders of record, as of ____________, 2009, of all of the outstanding stock it owns in HXT Holdings. American Wenshen is not selling the stock, but distributing it for free and not in exchange for any consideration. American Wenshen has been the holder of 100% of the outstanding stock of HXT Holdings, and HXT Holdings has been the directly wholly-owned subsidiary of American Wenshen, since August 2005, when American Wenshen (which was then called China Software) acquired all of the stock of HXT Holdings in a share exchange transaction. Once the distribution under this prospectus is made, American Wenshen will no longer own any of the stock of HXT Holdings.

PLAN OF DISTRIBUTION

Summary of the distribution

On May 10, 2007, the board of directors of American Wenshen (which was at that time called China Software) determined to distribute all of its HXT Holdings common stock to the holders of record of American Wenshen’s common stock at the close of business on _________, 2009 (the record date). The distribution will take the form of a pro rata special dividend, meaning that after the distribution, you will hold the same percentage of the shares HXT Holdings stock being distributed as you held of American Wenshen stock on the record date. The total number of shares of HXT Holdings common stock held by American Wenshen is 9,970,000, and the total number of outstanding shares of American Wenshen common stock is 21,502,568. Accordingly, the distribution will consist of approximately one share of HXT Holdings common stock for every 2.157 shares of American Wenshen common stock outstanding on the record date. We expect that the distribution will be effected not long after the effective date of the registration statement of which this prospectus forms a part.

HXT Holdings is a wholly-owned subsidiary of American Wenshen as of ________, 2009. (Prior to the distribution, we will issue stock to our CEO, and American Wenshen will then hold 41.4% of our common stock). As a result of the distribution, all of the outstanding HXT Holdings common stock now held by American Wenshen will be distributed to American Wenshen stockholders. Once the distribution is made, American Wenshen will no longer be the parent company of HXT Holdings and will not own any shares of HXT Holdings common stock, and HXT Holdings will be a company with no parent company and two subsidiaries, HXT and, indirectly through HXT, HTF.

Reasons for the distribution

The management of American Wenshen believes that the distribution is in the best interests of American Wenshen, HXT Holdings and the American Wenshen stockholders for the following reasons:

•
the distribution will enhance the ability of each of HXT Holdings and American Wenshen to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies, and design equity-based compensation programs targeted to its own performance;

•	the distribution will allow American Wenshen to focus on potential acquisitions of other businesses in order to maximize shareholder value;

•	the distribution will give HXT Holdings the financial and operational flexibility to take advantage of potential growth opportunities in the Chinese domestic specialized software industry; and

•
the transition to an independent company will provide HXT Holdings with greater access to capital by allowing the financial community to focus solely on HXT Holdings and allow the investment community to measure HXT Holdings’ performance relative to its peers.

Manner of Effecting the distribution

American Wenshen will distribute all of the 9,970,000 shares it owns of our common stock to the holders of record of American Wenshen stock as of __________, 2009. Accordingly, you will receive one share of HXT Holdings common stock for approximately every 2.157 shares of American Wenshen common stock you held at the close of business on that date. Immediately following the distribution, HXT Holdings will be an independent company held entirely by the shareholders of American Wenshen, and American Wenshen and its subsidiaries will not own any shares of HXT Holdings common stock.

American Wenshen will make the distribution of shares through its transfer agent, Interwest Transfer Company (“Interwest”). On the date of the distribution, Interwest will issue certificates representing the 9,970,000 shares apportioned pro rata in the names of the holders of American Wenshen common stock. Holders of American Wenshen common stock can receive their certificates by requesting them from Interwest. Interwest is located at 1981 East Murray Holloday Rd., Suite 100, Salt Lake City, UT 84117. Its telephone number is (801) 272-9294, and its facsimile number is (801) 277-3147.

If you are not a record holder of American Wenshen stock because your shares are held on your behalf by your stockbroker or other nominee, your shares of HXT Holdings common stock should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the distribution, you may wish to confirm with your broker or nominee that they have received your certificate or certificates.

No American Wenshen stockholder will be required to pay any cash or other consideration for the shares of HXT Holdings common stock received in the distribution, or to surrender or exchange American Wenshen shares in order to receive shares of HXT Holdings common stock. The distribution will not affect the number of, or the rights attaching to, outstanding American Wenshen shares. No vote of American Wenshen stockholders is required or sought in connection with the distribution, and American Wenshen stockholders will have no appraisal rights in connection with the distribution.

In order to receive shares of HXT Holdings common stock in the distribution, American Wenshen stockholders must have been stockholders at the close of business on the record date.

Results of the distribution

After the distribution, American Wenshen will no longer hold any stock in HXT Holdings. Instead, HXT Holdings will be an independent company operating, through its subsidiaries, in the Chinese domestic specialized software business. Immediately after the distribution, the holders of record of American Wenshen common stock as of ___________, 2009 will hold 41.4% of HXT Holdings common stock. As of __________, 2009, there were 390 holders of record of American Wenshen common stock. The distribution will not affect the number of outstanding American Wenshen shares or any rights of American Wenshen stockholders.

After the distribution, American Wenshen will continue to serve as a holding company that owns AWSG Sub, Inc. (“AWSG Sub”) and, through AWSG Sub, operates a specialty steel manufacturing business in the PRC (Chaoyang Liaogang Specialty Steel Co., Ltd.). American Wenshen acquired AWSG Sub and the steel manufacturing business in transactions that closed on July 30, 2007. The distribution of common stock described in this prospectus is part of a broader strategy relating to the transition of American Wenshen into a company focused on the management of one or more operating companies in an industry other than the Chinese domestic specialized software industry. For more information on American Wenshen’s recent acquisition and business plans, see its current report on Form 8-K filed with the SEC on August 6, 2007 and its more recent reports filed with the SEC.

Listing and trading of the HXT Holdings common stock

Neither HXT Holdings nor American Wenshen makes recommendations on the purchase, retention or sale of shares of HXT Holdings common stock or American Wenshen common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor, before making any investment decision.

If you do decide to purchase or sell any shares of HXT Holdings or American Wenshen, you should make sure that your stockbroker, bank or other nominee understands whether you want to purchase or sell HXT Holdings common stock or American Wenshen common stock or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

There is not currently a public market for HXT Holdings common stock, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the distribution, any when-issued trading will end and regular-way trading may begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We aim for HXT Holdings common stock to trade on the Over-the-Counter Bulletin Board. There is no guarantee that any market for HXT Holdings common stock will develop, and there is no guarantee that you will be able to sell your shares of HXT common stock in any manner.

The shares of HXT Holdings common stock distributed to American Wenshen stockholders will be freely transferable, except for shares of HXT Holdings common stock received by persons who may be deemed to be affiliates of HXT Holdings under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates of HXT Holdings after the distribution generally include individuals or entities that control, are controlled by, or are under common control with HXT Holdings and may include certain directors, officers and significant stockholders of HXT Holdings, HXT, HTF and American Wenshen. Persons who are affiliates of HXT Holdings will be permitted to sell their shares of HXT Holdings common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance that HXT Holdings common stock will be actively traded or as to the prices at which HXT Holdings common stock may trade. Some of the American Wenshen stockholders who receive shares of HXT Holdings common stock may decide that they do not want to own those shares, and may sell their shares following the distribution. This may delay the development of an orderly trading market in HXT Holdings common stock following the distribution. Until the shares of HXT Holdings common stock are fully distributed and an orderly market develops, the prices at which the HXT Holdings common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for HXT Holdings common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, HXT Holdings’ results of operations, what investors think of HXT Holdings and China’s domestic specialized software industry, the amount of any dividends that HXT Holdings may pay, changes in economic conditions in China’s domestic specialized software industry and general economic and market conditions.

Following the distribution, American Wenshen expects that its common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol AWSH. However, following the distribution, American Wenshen will no longer operate a software business and its operations will be limited to indirectly operating its recently acquired specialty steel manufacturing business in the PRC. A trading market may not continue for the shares of American Wenshen common stock. American Wenshen stockholders may decide to sell their American Wenshen common stock following the distribution. These and other factors may delay or hinder the return to an orderly trading market in American Wenshen common stock following the distribution. Whether an active trading market for American Wenshen common stock will be maintained after the distribution and the prices for American Wenshen common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, what investors think of American Wenshen, its management, its recently-acquired steel operations in the PRC, and general economic and market conditions. For more information on American Wenshen’s recent acquisition and business plans, see its current report on Form 8-K filed with the SEC on August 6, 2007.

If American Wenshen common stock does continue to trade after the distribution, its price may be substantially lower than before the distribution. If there is a market for the common stock of both American Wenshen and HXT Holdings after the distribution, the combined trading prices of American Wenshen common stock and the HXT Holdings common stock may be less than the trading price of American Wenshen common stock immediately prior to the distribution.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the HXT Holdings common stock or American Wenshen common stock or both.

American Wenshen is paying all fees and expenses we incur in the registration of the shares to be distributed under this prospectus. However, if a trading market for the shares develops and you wish to sell your shares, you will be responsible for paying any selling expenses, including any broker’s commissions or discounts, that you incur in connection with the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The authorized capital stock of HXT Holdings consists of (i) 60,000,000 shares of common stock, par value $0.001 per share, of which there are 9,970,000 shares issued and outstanding as of _________, 2009 and will be 24,082,125 issued and outstanding at the start of the offering. Only the 9,970,000 shares issued and outstanding as of _________, 2009, will be included in the offering, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which there are no shares issued and outstanding.

The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Certificate of Incorporation, as amended and corrected, our by-laws, and the applicable provisions of Delaware law.

All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available.

Our Board of Directors is authorized under our Certificate of Incorporation to provide for the issuance of shares of preferred stock in one or more series by resolution, and by filing a certificate of designations under Delaware law, to fix the preferences, rights and limitations of such shares without any further vote or action by the stockholders. Any shares of preferred stock we issue are likely to have priority over our common stock with respect to dividend or liquidation rights. If we do issue preferred stock, it could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

INTEREST OF NAMED EXPERTS AND COUNSEL

Neither our independent public accountants, Kabani and Company, Inc., nor our counsel passing upon the distribution of the stock described in this prospectus, Guzov Ofsink, LLC, will receive a direct or indirect interest in us in connection with the distribution.

DESCRIPTION OF BUSINESS

As of the date of this prospectus, our corporate structure is as set forth below:

Organizational History of HXT Holdings

We were incorporated in Delaware on January 13, 2005 under the name “China International Enterprises Corp.” On January 31, 2005, we acquired HXT as a subsidiary, by acquiring all of its stock under a share exchange agreement in exchange for nine million shares of our common stock. HXT’s only asset is 100% of the stock of HTF, the PRC specialized software company. Therefore on January 31, 2005, we acquired control of HTF through HXT. As a result of the acquisition, we are now engaged in the Chinese domestic specialized software business through our indirectly wholly-owned subsidiary HTF. We have never conducted or planned to conduct any business other than serving as a holding company for and participating in the financing of HXT and HTF.

On August 15, 2005, we became the directly wholly-owned subsidiary of China Software (now called American Wenshen) by completing a share exchange transaction in which our shareholders exchanged 100% of our outstanding common stock for approximately 93% of the common stock of China Software.

In August 2006, we changed our name from “China International Enterprises Corp.” to our current name, “HXT Holdings, Inc.”

Through the distribution of shares described in this prospectus, we will cease to be a subsidiary of American Wenshen.

Recent Developments

Pursuant to Board resolution and our Bylaws, we have changed our fiscal year from one ending on December 31 to one ending on September 30.

On June 30, 2007, our parent company, which was then called China Software and is now called American Wenshen, merged with a Delaware company then called American Wenshen Steel Group, Inc. (“AWSG”). AWSG controls and operates Chaoyang Liaoyang Special Steel Co. Ltd., a PRC company that manufactures high-quality molded and forged steel. On October 11, 2007, China Software changed its name to American Wenshen Steel Group, Inc. For more information about the acquisition, please see the current report of China Software on Form 8-K filed with the SEC on August 6, 2007. After the distribution described in this prospectus, we will no longer be a subsidiary of American Wenshen.

In connection with the merger, on June 29, 2007, China Software entered into an Assignment and Assumption and Management Agreement with us and Yuan Qing Li, our CEO and Chairman. The agreement transferred to HXT Holdings all of the software business previously conducted by China Software. The agreement provided for the following:

•
We will use all reasonable efforts to file this registration statement with the SEC so that when it is declared effective, American Wenshen will be able to distribute all of our stock held by it as a dividend distribution to its stockholders.

•	When the registration statement is declared effective, American Wenshen will distribute all of our stock held by it to the holders of its common stock as a dividend distribution.

•
Simultaneous with the closing of the merger, China Software (now called American Wenshen) assigned all of its pre-merger assets to HXT Holdings, and HXT Holdings assumed all of the pre-merger liabilities of China Software.

•
Yuan Qing Li assumed the position of Chief Executive Officer of HXT Holdings. In compensation for his undertakings in the agreement, China Software agreed to issue to Mr. Li 8,992,493 shares of its common stock five days after the closing of the merger.

Our Business

We are a Delaware corporation that serves, through our direct subsidiary HXT, as a holding company for HTF, a software company organized under the laws of, and operating in, the PRC. Neither we nor HXT has any operations other than acting as a holding company and management company for HTF and raising money for its operations. Because we conduct all of our operations through HTF, we focus in this discussion on the business of HTF. For the sake of convenience and where context allows, we sometimes use the words “we,” “us,” and the “Company” to refer to us together with our subsidiaries, or to refer to HTF alone.

HTF is a provider of applications software and system integration services in China. Specifically, HTF develops and produces four types of industry-specific software and provides related systems-integration services to customers purchasing its proprietary products at no additional charge. In addition, HTF markets software products produced by other companies as a value-added reseller; in such cases, HTF provides installation and related systems-integration services at an additional cost to the customer.

HTF currently markets its products and services exclusively within the PRC. Our software application products are highly specialized and designed for use in targeted industries as well as developed to meet the specified needs of our customers. Once we have developed a product line, we may seek to market it to other customers in the same or similar industries. To date, we have developed and sold four types of applications software: Housing Accumulation Fund software, credit guarantee software, family planning software and property management software.

Our core product is Housing Accumulation Fund software, which accounted for 36% of our revenues in 2006. HTF entered this market in 1996 and has more than 150 customers in over 25 provinces throughout China. Our Housing Accumulation Fund software provides information management and sharing capabilities to a variety of groups of participants in China's Housing Accumulation Fund program, a social welfare program funded by contributions from workers and their employers which provides employees with savings accounts intended to enable them to purchase housing. The program was instituted in 1991 by the PRC Ministry of Construction and is administered by regional Housing Accumulation Fund Centers, which in turn are under the supervision of local governments, the Ministry of Construction and the Ministry of Finance.

Our credit guarantee software is designed to provide an information-management and record-keeping system for entities that provide credit guarantees to prospective borrowers of funds. China's Credit Guarantee System was established by the National Economic and Trading Commission in 1999 in order to facilitate the financing of small and medium-sized enterprises ("SMEs"), which often have difficulty obtaining bank loans. The Credit Guarantee System supplements the existing commercial credit guaranty industry, which is composed of various for-profit commercial enterprises. Under the Credit Guarantee System, government-funded local and regional agencies and non-profit organizations provide guarantees to enable SMEs to obtain loans. Our software, which was developed at the request of one such local agency, provides a means of collecting and organizing data from SMEs and performs risk-management functions, such as financial analysis, credit evaluation and risk estimation. The software is marketed for use both by participants in the government-sponsored system and by private, commercial credit guarantors. Since its development in 2003, this product has experienced rapid sales growth. We believe our product is the first credit guarantee software available in China, and as of the date of this prospectus, we are not aware of any other professional software company that is marketing a competing product.

Our property management software was developed as a number of customized products designed at the request of customers for our other products. The primary function of our property management software is to provide users with access to official government property ownership and use rights registries and enable them to search the databases for records on file. We hope to be able to market our property management software to real estate exchange centers, commercial property management companies, government property management bureaus, real estate developers and real estate agents in the future. Customers currently using HTF's property management software include four government property management bureaus, one commercial real estate developer and one real estate agent. As of June 30, 2007, sales of property management software have been sporadic and have not generated significant revenues.

Family planning software is our newest product. HTF began developing this product in 2003 for use by government family planning management departments, public education organizations and nonprofit family planning associations, and recently completed its first sales of the software. Our family planning software is designed for use in connection with the national network for disseminating family planning information, which was established pursuant to a mandate by the PRC government. The product creates a large-scale, networked database that can be accessed by users. Its functional capabilities include data collection and processing, statistical reporting, search engine features, an "early warning" system for monitoring rapid population increases and system maintenance.

In addition to our four lines of proprietary software products, we also offer software products made by other manufacturers as a value-added reseller. In such cases, we provide installation, configuration and related systems integration services. We currently market products made by two other companies: Lenovo, which is the largest information technology company in China, and Microsoft.

Our U.S. executive offices are located at 100 Wall Street, 15th Floor, New York, New York 10005 and our telephone number is 212-232-0120. HTF's principal offices are located at the Hongchong Building, No.05, Floor 27, Luohu District, Shenzhen, P. R. China, 518002.

Products and Services

Housing Accumulation Fund Software

The system of a public accumulation fund for housing construction in China was introduced in 1991 by the PRC Ministry of Construction. "Housing Accumulation Funds" are long-term housing reserve accounts which are maintained for the benefit of employees and are funded with mandatory contributions by both the employees and their employers. The contributions are deposited in accounts at designated commercial banks and managed by regional Housing Accumulation Fund Management Centers ("Centers"), which in turn are supervised by local governments, the PRC Ministry of Construction and the PRC Ministry of Finance (collectively referred to as "Supervisors").

Although employees own their respective shares of the Housing Accumulation Funds, they do not have any control over the investment of the funds. An employee can withdraw his or her respective share of the funds in any of the following situations: to purchase, build or renovate a home; to retire; if unable to work; if the employee is relocating outside of China; if the employee is repaying debt secured by a mortgage; or if the employee's rent exceeds a designated percentage of his salary.

The Housing Accumulation Fund program was established by the PRC Government as a social welfare system in an attempt to address the problems of low employee salaries and insufficient savings for purchasing housing. It was designed as a stable, long-term reserve fund for improving housing conditions. The PRC Central Government State Council issued "Administrative Regulations for Housing Accumulation Funds" on March 24, 2002 to promote and more effectively manage the system. By the end of 2002, the regulations had been adopted in nearly 2,000 counties across China and the total amount by the PRC Government deposited in the system had reached approximately RMB 500 billion (approximately U.S. $62.5 billion).

HTF developed its first version of Housing Accumulation Fund software in 1996. By the end of 2006, HTF had sold a total of over $6 million of such software. HTF currently holds registered PRC copyrights on this product category and sells to over 150 customers in over 25 provinces in China.

Our Housing Accumulation Fund software provides a complete, computerized information management solution for the national Housing Accumulation Fund Management system. The Housing Accumulation Fund system involves four types of users: Housing Accumulation Fund Management Centers, which are local government agencies that manage and administer the system; Supervisors, as described above; designated commercial banks where the contributed funds are deposited and held; and the participating employees and employers, which include a large number of government offices, state-owned and private companies, for-profit and non-profit organizations that contribute to the funds (collectively "Units").

HTF offers four versions of its Housing Accumulation Fund software—a "Center version", a "Supervisor version", a "Bank version" and a "Unit version". Each of these versions was developed to serve the specific needs of the various groups of participants, allowing them to create, manage and analyze a database of information relating to Housing Accumulation Funds, including employee information, deposits and withdrawals, individual loans, housing subsidies, housing purchases and sales, property records and other information. HTF believes it was the first company to bring Housing Accumulation Fund software to market, and, to our knowledge, it is still the only company in the industry that offers multiple, user-specific versions of this type of software.

The four versions of software are compatible with each other and with products sold by other companies, allowing data to be migrated and reconciled from one user's system to another. Thus, the original data recorded by each Unit (including personal and account information for each employee participating in the system) is automatically submitted via telephone modem or through an internet network to its regional Center, which records the information in the designated employee account and automatically produces relevant documentation for each account. The documentation is then forwarded to the designated bank for the fund, which performs clearing and settlement using the Bank version software.

Supervisors can use their version of the software to retrieve relevant data from the Centers and the Banks and receive detailed information concerning deposits, withdrawals and loans through the statistical reporting and analytical functions. At the end of each month, users can run checks through a special "module" to reconcile their information with that of the other users in the system, thereby ensuring the accuracy of data at each point in the system. Centers can also use the software to produce statistical reports and perform analysis for decision-making.

Our software replaces the previous system of manual input and handling of information, which often produced errors, especially with the dramatic increase in the number of employees participating in the system, and which we believe was inefficient. We believe that by automating many of the recordkeeping functions which were formerly performed by hand, our software system provides more scientific, robust, and efficient management for the national Housing Accumulation Fund system and standardizes the flow of information among the various different types of users in the system.

The design and operation of any applications software must be based on certain operating systems and database platforms. The software structure design must also meet the needs of clients' current and future businesses. We believe that HTF's Housing Accumulation Fund software series meets these criteria. Our products are compatible with most international operating systems and database platforms, and are designed to meet the complicated needs of different customers, as described below. Certain characteristics of HTF's Housing Accumulation Fund software are set forth below:

•	Operating system: supports Microsoft Windows and UNIX operating systems
•	Development platform: Sybase Powerbuilder
•	Database: simultaneously supports multiple databases such as Microsoft SQL Server, Informix, Oracle and Sybase.
•	Software system structure: combines B/S (the internet browser server maintained by the internet service provider) and C/S (the local area network server maintained by customer)

HTF's software products are designed with various functions packaged in discrete modules; this modular design allows users to select individual functions according to their specific needs when purchasing our software. We believe that this ability to customize the functionality of our products to meet the specific needs of our customers will enable us to effectively address their changing requirements.

Credit Guarantee Software

HTF began to develop its credit guarantee software in 2002, at the request of the Shenzhen City Small-to-Medium-Sized Enterprises Credit Guarantee Center. The project was funded by a $36,000 (RMB 300,000) grant from the Shenzhen Science & Technology Bureau, which we received in 2003. In September 2003, HTF released its first version of the software, "Credit Guarantee Management Information System," which was then successfully implemented in Shenzhen City Small-To-Medium-Sized Enterprises Credit Guarantee Center.

China's Credit Guarantee System was established by the National Economic and Trading Commission in 1999 in order to facilitate the financing of small and medium-sized enterprises ("SMEs"), which have difficulty obtaining bank loans. The government-sponsored Credit Guarantee System supplements the existing commercial credit guaranty industry, which is composed of various for-profit commercial enterprises. Under the Credit Guarantee System, government-funded local and regional agencies and nonprofit organizations provide guarantees to enable SMEs to obtain loans.

HTF's software provides a means of collecting and organizing data from SMEs and performs risk management functions, such as financial analysis, credit evaluation and risk estimation. The software is marketed for use both by participants in the government-sponsored system and by private, commercial credit guarantors. As of   December 31 , 2008, HTF's credit guarantee software is sold to 72 credit guarantee organizations in Shanxi, Jiangshu, Ningxia, Guangdong, Neimeng, Shandong and other provinces.

As of the date of this prospectus, we are not aware of any other credit guarantee software available in China. Furthermore, we believe that our existing relationships with municipal credit guarantee organizations which purchase our software will enable us to retain a large market share for this product even if competitors enter the field. Based upon statements by the President of China Economics Technology Investment Guarantee Co., Ltd., we estimate that in several years there will be approximately 5,220 credit guarantee entities in China. Assuming an average price of approximately $12,100, (RMB 100,000) per system, we estimate that the market for this product could be up to $63 million (RMB 521,419,500) within a few years.

HTF's credit guarantee management software is based on the Microsoft Visual Studio.net software development platform and database technology. Some basic specifications of the software are as follows:

•	Operating system: supports Microsoft Windows(R) operating system but can also be operated on IBM and HP UNIX operating systems.
•	Development platform: Microsoft Visual Studio.net
•	Database: capable of supporting various different databases such as Microsoft SQL Server, Oracle and Sybase.

As with our Housing Accumulation Fund software, our credit guarantee software is packaged in modules, allowing users to "customize" their systems by selecting and purchasing particular functions to meet their needs. Presently available functions for this software include business flow control, risk management, data analysis, and decision-making features. It also has two general application modules: a document management module and an office management module, which provide assistance to customers in their daily operations.

Currently, we are in the process of research and development of a new credit guarantee management software, which is based on Browser/Server (B/S) structure as opposed to Client/Server (C/S) structure, and which we believe may be released to the market in year 2009.

Property Management Software

HTF has developed property management software and real estate exchange and information management systems pursuant to the request of several of its Housing Accumulation Fund software customers and related parties. The software was originally developed as "custom" products and, to date, has been sold only on an occasional basis. Customers currently using our property management software include four government property management bureaus, one commercial real estate developer and one real estate agent.

In China all records related to rights to use real property are filed at local and regional "Real Estate Exchange Centers," which maintain official databases of such information. Real Estate Exchange Centers are subject to supervision by property management bureaus regulated by the PRC Ministry of Construction.

The primary function of our property management software is to enable users to access official government property ownership and use rights registries. Users can search for official documents on file and process and analyze information relating to property ownership. Although there were no sales of this product in 2006, we have continued to update the software and believe that it could potentially be marketed to the general real estate industry in China. This would include Real Estate Exchange Centers, property management bureaus, commercial property management companies and a large number of real estate agents.

We estimate that in China there are over 3,000 Real Estate Exchange Centers, about 300 property management bureaus, over 1,000 commercial property management companies and a large number of real estate agents. Based on the foregoing, we estimate that the total potential market for property management software and related systems integration services, which includes various applications software, system software platforms, systems integration and software upgrade services, is approximately $145 million (RMB 1.2 billion).

Family Planning Software

Family planning software is our newest product. HTF began developing this product in 2003 for use by government family planning management departments, public education organizations and nonprofit family planning associations, and recently completed its first sales of the software.

Family planning is a basic national policy officially instituted by the PRC government during the 1970's and 1980's. The PRC government has committed to building a national network for disseminating population and family planning information, and calls for 80% of China's 3,000 counties to have access to a central information system for women of child-bearing age in the near future.

HTF's family planning software is designed for use in connection with that central information system. It creates a large-scale, networked database that can be accessed by users without connecting to the internet and automatically switches between the "online" and "offline" status. The system combines the "internet browser server and client local server" structure.

HTF's population and family planning management software provides such functions as data collection, processing, statistical reporting, search engine capabilities, an "early warning" system for monitoring rapid population increase and system maintenance. The system is used by different levels of government family planning management departments, public education organizations and family planning associations. The system is intended to automate the input, processing and analysis of information, thereby enabling faster information exchange than is currently possible under the existing manual input system. In addition, by creating a central database which can be accessed by various organizations throughout China, our system will allow for increased sharing of information and data resources, which we believe will improve the quality and consistency of services offered by the organizations participating in the network and allow them to operate more efficiently.

Based upon recent population and demographic statistics, we estimate that the number of potential users of the software is over 400,000.

Systems Integration Services

In addition to our four proprietary lines of software products, HTF has also marketed software products produced by other companies as a value-added reseller. In such cases, HTF has also provided value-added services, such as installation, configuration and similar systems-integration services, for an additional charge over the "base" price of the software. Until 2007, HTF had agreements with Lenovo, Inc. (the largest information technology company in China) and Microsoft Corporation pursuant to which we sold value-added systems integration services. In 2008, those agreements have expired and we no longer generate significant revenue from systems integration services.

The Overall Computer Software Market in China

The overall market for computer software in China has experienced rapid growth in recent years. Considered to be a "strategic industry" by the PRC government, the software industry has received strong support from the PRC government in the form of grants and other funding to individual companies, rewards, preferential tax treatment, patronage by government organizations seeking to establish computerized information and record-keeping systems and encouragement of software exports.

Modernization efforts in China, including the competitive transformation of many of China’s traditional industries following the country’s entry into the World Trade Organization in 2001, have greatly increased the demand from governments at the national, provincial and local levels for computerized data reporting and information management and exchange capabilities, and the demand from private industry for various operations-related software applications. Given China's status as a "developing nation," we believe that this growth in demand will continue well into the future. To date, much of the Chinese software industry's product offerings have consisted of highly specialized or customized products which target specific industries or geographic markets and have limited applicability to larger, more general audiences. Because design of these products requires specialized knowledge of the Chinese government and its programs and industries specific to China, we believe that barriers to market entry for foreign competitors are high.

In addition, the Chinese software market consists of a large number of small companies and is highly fragmented. We believe that this creates an opportunity for us to achieve growth and improve our profitability through consolidating acquisitions, which will enable us to realize economies of scale in our operations.

Under the Software Products Registration Administrative Regulations promulgated by the Ministry of Information Industry in 2001, no software products are permitted to be sold in the PRC unless they are registered with the local authority designated by the Ministry. All of our products are registered with the State Economic Development Bureau and Shenzhen Information Offices.

Software products include system software and applications software. System software markets are mostly dominated by foreign software manufacturers, while most Chinese software companies, including HTF, are dedicated to the applications software market. Applications software products can be divided into three categories: industry-specialized software, general enterprise software, and generally-used software. Industry-specialized software is designed for use in a particular industry such as telecommunications, finance or taxation. General enterprise software is designed to perform a specific, particular function (such as accounting) but can be used in a number of different industries. Generally-used software is designed to perform a basic computing function (such as internet web browsing, word processing or anti-virus protection) and is widely used by government, private enterprise and individuals for business, personal and recreational purposes. All of our products—Housing Accumulation Fund software, credit guarantee software, property management software and family planning software—are industry-specialized software products.

HTF in the Overall Computer Software Market in China

As a producer of our own software, from June 2000 through December 2010, we are eligible for a refund of 14% of the value-added tax we pay. If the refund is used for operations, it is exempt from income tax.

HTF was designated a "National Certified Software Company" in 2002. Under the regulations promulgated by the Ministry of Information (Industry), "National Certified Software Company" status is accorded only to software companies which own the intellectual property rights to their products and have at least 50% of their employees engaged in research and development. We intend to hire additional Research and Development employees and thereby regain compliance with the requirement. While such status is not required to produce or sell software in the PRC, it entitled us to certain privileges and benefits.

Market for Housing Accumulation Fund Software

China has 31 provinces and 4 municipalities directly under the PRC central government, in which are located 332 cities and 2,860 counties. According to the "Administrative Regulations for Housing Accumulation Funds," every city must have one Center and every county must have branch Centers. We estimate that every Center will have at least two banks to work with, that every Center will have about 1,500 Units (employers that deposit funds), and that every branch Center will have 350 Units. Therefore, we estimate that there will be approximately 332 Centers, 2,860 branch Centers, more than 6,000 Banks (branches of the five national commercial banks), and more than 1.5 million Units which can be potential users of our Housing Accumulation Fund software.

The cost of our Housing Accumulation Fund software to different types of users can vary significantly depending upon which function modules are selected and purchased. The four versions available incorporate different sets of functions and therefore vary substantially in price. For example, the price of the Unit version software is much less than that of the Center version software because it includes fewer function modules. In addition, the Center version software, which incorporates multiple modules, can vary in price depending upon the number and type of modules selected by the customer.

Based upon the foregoing, we estimate the potential total size of China's Housing Accumulation Fund software market at over $5 billion (RMB 42.3 billion). Within such market, the total potential market for applications software is approximately $430 million (RMB 3.53 billion), the total potential market for related systems integration services is approximately $4.4 billion (RMB 36.02 billion), and the total potential market for other related software services is approximately $170 million.

Aside from large demand for software and systems integration services from Centers, Banks and employers, we believe that there may also be increasing demand for software and system upgrade services. While a recent reorganization of the Housing Accumulation Fund Center system has temporarily decreased the demand for our Housing Accumulation Fund software, we believe that, once the reorganization is completed, there will be an increase in demand for software updates and upgrades. Our goal is to maintain our market position and expand.

Market for Credit Guarantee Software

On January 1, 2003, the "Small-to-Medium-Sized Enterprises Promotion Act" was released. The law ensures legal protection for various credit guaranty organizations that provide credit guarantees to SMEs. The Act stipulates that county level and higher government organizations establish and promote a government-funded SME credit guarantee system, to supplement the commercial credit guaranty industry and create an environment conducive to SME financing. The system is composed of three levels of credit guarantee organizations: government credit guarantee entities, commercial credit guarantee entities, and inter-enterprise financing guarantee entities.

The number of credit guarantee entities has increased from 203 in 2000 to 582 in 2001, 848 in 2002, over 1,000 in 2003, and over 4,000 in 2006. These entities are spread over all of China's 31 provinces except Tibet, with annual growth of 125%, according to the Small-to-Medium Sized Enterprises Net website. These entities have guaranteed a total of approximately $14.3 billion (RMB 117.9 billion) of loans for 48,318 enterprises. We believe that this high growth rate reflects strong government backing and pressing demands from SMEs for credit guarantees.

At the end of 2006, only a small number of the more than 4,000 existing credit guarantee organizations have computerized systems for their operations flow and service management. According to the President of China Economic Technology Investment Guarantee Co., Ltd., the total market for credit guarantee software and systems integration could be as large as $68 million (RMB 558 million). We believe that the credit guarantee software business will be HTF's fastest growing segment in the near future. As of the date of this prospectus, we are not aware of any other applications software companies that have developed a software system that targets the credit guarantee industry.

Market for Property Management Software

We estimate that in China there are over 3,000 Real Estate Exchange Centers, about 300 property management bureaus, over 1,000 commercial property management companies and a large number of real estate agents. Based on the foregoing, we estimate that the total potential market for property management software and related systems integration services, which includes various applications software, system software platforms, systems integration and software upgrade services, is approximately $145 million (RMB 1.2 billion).

Market for Family Planning Software

The family planning software market is composed of various levels of government family planning management departments, public education organizations and family planning organizations. Currently, there are approximately 2,860 counties in China, each of which has at least 130 branch offices dealing with population and family planning. We estimate the total number of potential users for family planning software at over 400,000.

Concentration of Sales

2008 Combined sales

The table below sets forth our sales to our major customers for the twelve-month periods ended September 30, 2008.

                                                                                                                         Twelve Months ended September 30, 2008
Customer	Sales Amount	Percentage of Total Sale
Jindezhen Housing Fund Office	$96,540	14%
Nanchang Housing Fund Management Center	$64,641	9%
Shanxi Mid-Small Enterprise Guarantee Center	$52,240	8%
Guiyang Housing Fund Management Center	$49,417	7%
Sanmenxia Housing Fund Center	$43,769	6%

For the twelve months ended September 30, 2008, approximately 44% of sales were made to our 5 largest customers, and approximately 14% of our sales, or $96,540 was made to our largest customer, Jindezhen Housing Fund Office.  Our contract with the largest customer is attached as Exhibits 10.4 to the registration statement of which this prospectus forms a part.

For the three months ended December 31, 2008, approximately 44% of sales were made to our 5 largest customers, and approximately 10% of our sales were made to our largest customer Nanning South Credit Co., Ltd.

Housing Accumulation Fund software sales

The table below sets forth our sales of Housing Accumulation Fund software to our major customers for the twelve-month period ended September 30, 2008.

                                                                                                                        Twelve Months ended September 30, 2008

Customer	Sales Amount	Percentage of Total Sale
Jindezhen Housing Fund Office	$96,540	21%
Nanchang Housing Fund Management Center	$64,641	14%
Guiyang Housing Fund Management Center	$49,417	11%
Sanmenxia Housing Fund Center	$43,769	10%
Maoming Housing Funding Center	$42,357	9%

For the twelve months ended September 30, 2008, approximately 66% of sales of Housing Accumulation Fund software were made to our 5 largest purchasers and 21% of sales of Housing Accumulation Fund software were made to the largest purchaser of the services. During that period, we made approximately $96,540 in sales, or approximately 21% of our total sales, to our largest customer, Jindezhen Housing Fund Office, and approximately $64,641 in sales, or 14% of our total sales, to our second largest customer, Nanchang Housing Fund Management Center. During the same period, we made approximately $49,417 in sales, or 11% of our total sales, to our third largest customer, Guiyang Housing Fund Management Center; and approximately $43,769 in sales, or 10% of our total sales, to our fourth largest customer, Sanmenxia Housing Fund Center.

For the three months ended December 31, 2008, approximately 49% of sales of Housing Accumulation Fund software were made to our 5 largest purchasers, with 13%, 12% and 10% of the sales of Housing Accumulation Fund software made to the largest, second largest and the third largest purchasers of such services, respectively.

Credit Guarantee software sales

The table below sets forth our sales of Credit Guarantee software to our major customers for the twelve-month periods ended September 30, 2008.

                                                                                                                       Twelve Months ended September 30, 2008

Customer	Sales Amount	Percentage of Total Sale
Shanxi Mid-Small Enterprise Guarantee Center	$52,240	30%
Dalian Jiaying Credit Co.,Ltd	$21,179	12%
Guangdong Kanrong Credit Co., Ltd	$18,072	10%
Guangdong Zhongyin Credit Co.,Ltd	$14,825	8%
Haikou Credit Co.,Ltd	$14,119	8%

For the twelve months ended September 30, 2008, approximately 68% of sales of Credit Guarantee software were made to our 5 largest purchasers and 30% of sales of Credit Guarantee software were made to the largest purchaser of the services. During that time, we made approximately $52,240 in sales, or approximately 30% of our total sales, to our largest customer, Shanxi Mid-Small Enterprise Guarantee Center. During the same period, we made approximately $21,179 in sales, or 12% of our total sales, to our second largest customer, Dalian Jiaying Credit Co., Ltd., and we made approximately $18,072 in sales, or 10% of our total sales, to our third largest customer, Guangdong Kanrong Credit Co., Ltd.

For the three months ended December 31, 2008, approximately 97% of sales of Credit Guarantee software were made to our 5 largest purchasers, with 29%, 23% and 12% of sales of Credit Guarantee software made to the three largest purchasers of the services, respectively.

Sales of Systems Integration Services

The table below sets forth our sales of systems integration services to our major customers for the twelve-month periods ended September 30, 2008.

                                                                                                                       Twelve Months ended September 30, 2008

Customer	Sales Amount	Percentage of Total Sale
Qihong Electron Co.,Ltd	$26,456	44%
Aimeite Wiring Co., Ltd	$21,504	36%
David A. Lang	$8,961	15%
Shiyan School	$1,424	2%
Spring in Linnan	$1,389	2%

For the twelve months ended September 30, 2008, approximately 99% of sales of our Systems Integration Services were made to our 5 largest purchasers and 44% of sales were made to the largest purchasers of the services.  During that period, we made approximately $26,456 in sales, or approximately 44% of our total sales, to our largest customer, Qihong Electronic Co., Ltd. During the same period, we made approximately $21,504 in sales, or 36% of our total sales, to our second largest customer, Aimeite Wiring Co., Ltd., and approximately $8,961 in sales, or 15% of our total sales, to our third largest customer, David A. Lang.

2007 Combined Sales

                                                                                                                      Twelve Months ended September 30, 2007
Customer	Sales Amount	Percentage of Total Sale
Jiangsu Qihan Machine Tool Co., Ltd	$425,341	21%
Shijiazhuang Housing Fund Center	$353,199	18%
Zhenjiang Xinlian Co.,Ltd.	$208,516	10%
Lianzhang Tech., Co.,Ltd	$55,234	3%
Shenzhen Saiweizhineng Co., Ltd	$50,653	3%

For the twelve months ended September 30, 2007, approximately 55% of sales were made to our 5 largest customers, and approximately 21% of our sales were made to our largest customer.  During that period, we made approximately $425,341 in sales, or approximately 21% of our total sales, to our largest customer, Jiangsu Qihan Machine Tool Co., Ltd. During the same period, we made approximately $353,199 in sales, or 18% of our total sales, to our second largest customer, Shijiazhuang Housing Fund Center. Our contracts with those customers are attached as Exhibits 10.5 and 10.6 to the registration statement of which this prospectus forms a part.

For the three months ended December 31, 2007, approximately 67% of sales were made to our 5 largest customers, approximately 27% of our sales were made to our largest customer, 14% of the total sales were made to the second largest purchasers and 12% to the third largest purchaser of the services.

Housing Accumulation Fund software sales

                                                                                                                     Twelve Months ended September 30, 2007
Customer	Sales Amount	Percentage of Total Sale
Shijiazhuang Housing Fund Center	$353,199	44%
Nanchang Railway Fund Management Center	$40,920	5%
Neimenggu Power Group Housing Fund Center	$39,097	5%
Lishui Hosing Fund Center	$35,969	4%
Huadu Housing Fund Management Center	$33,884	4%

For the twelve months ended September 30, 2007, approximately 63% of sales of our Housing Accumulation Fund software were made to our 5 largest customers, and approximately 44% of sales of our Housing Accumulation Fund software were made to our largest customer. During that period, we made approximately $353,199 in sales, or approximately 44% of our total sales, to our largest customer, Shijiazhuang Housing Fund Center.

For the three months ended December 31, 2007, approximately 95% of sales of Housing Accumulation Fund software were made to our 5 largest purchasers, with 47% of sales of Housing Accumulation Fund software made to the largest purchasers, 24% to the second largest purchasers and 20% to the third largest purchasers, respectively.

Credit Guarantee software sales

For the twelve months ended September 30, 2007, approximately 77% of sales of our Credit Guarantee Software were made to our 5 largest customers. Approximately 48% of sales of our Credit Guarantee Software were made to our largest customer. During that period, we made approximately $208,516 in sales, or approximately 48% of our total sales, to our largest customer, Zhenjiang Xinlin Co., Ltd. Approximately $43,006 in sales, or 10% of our total sales were made to our second largest customer, Shenzhen Tianlu Xiwang Co., Ltd.

For the three months ended December 31, 2007, an aggregate of approximately 89% of sales of Credit Guarantee software were made to our 5 largest purchasers, with 23%, 22%, 18%, 14% and 12% of sales of Credit Guarantee software made to the top five customers, respectively.

Sales of Systems Integration Services

                                                                                                                   Twelve Months ended September 30, 2007

Customer	Sales Amount	Percentage of Total Sale
Jiangsu Qihan Machine Tool Co., Ltd	$425,341	59%
Lianzhang Tech., Co.,Ltd	$55,234	8%
Shenzhen Saiweizhineng Co., Ltd	$50,653	7%
Qihong Electron Co.,Ltd	$38,827	5%
Aimeite Wiring Co., Ltd	$37,374	5%

For the twelve months ended September 30, 2007, approximately 84% of sales of our Systems Integration Services were made to our 5 largest customers, and approximately 59% of sales of our Systems Integration Services were made to our largest customer. During that period, we made approximately $425,341 in sales, or approximately 59% of our total sales, to our largest customer, Jiangsu Qihan Machine Tool Co., Ltd.

For the three months ended December 31, 2007, 100% of sales of our Systems Integration Services were made to our 3 purchasers, 56% of sales were made to the largest purchasers of the services and 43% of sales of Housing Accumulation Fund software were made to the second largest purchasers of the services.

Competition

The market for software products is highly competitive, with a large number of new companies entering the Chinese market each year. Although competition is largely on the basis of technological innovation, functional design and price, competition conditions vary according to the type of software involved. Foreign companies currently have a clear advantage over Chinese companies in system software; however, in the field of applications software, where there is a great need for specialization, we believe that local Chinese software enterprises have unique advantages.

The first such advantage comes from product localization; the design of applications software requires an in-depth understanding of local business customs, management systems, culture and traditions. A second advantage enjoyed by local Chinese companies comes from service localization; because of the logistical barriers involved, it is more difficult for foreign companies to establish a national service network to support their products within China in a short time period.

HTF develops industry-specialized applications software and principally serves domestic Chinese customers. Our software products are, to a large extent, based on Chinese platforms and interfaces; we believe that it is more difficult for foreign businesses to develop and sell specialized applications software in China because they do not have the depth of understanding of local business customs.

At present, the domestic Chinese applications software market is very fragmented. There are many identified subsectors, such as accounting software, translation software, commercial software and Chinese system-based management software. We do not directly compete with companies producing products in other subsectors. In addition, many of our competitors and potential competitors are small companies with limited resources and undiversified product lines.

Competition in the Housing Accumulation Fund Software Market

Because Housing Accumulation Fund software is a very specialized market, there are only a small number of companies that compete in this market. Our three major competitors in this market are:

•
Beijing Jintianpeng Software Technology Co Ltd. This company entered the Housing Accumulation Fund software market in 1999 through its relationships with clients in the oil industry. Housing Accumulation Fund software is that company's only product.

•
Beijing Zhongfangyuan Housing Reformation and Information Network Co Ltd. This company is a subsidiary of China Urban Housing System Reform Committee and entered the market in 1996. It has a strong industry background and, as a state-owned company, has access to government funding and resources; however, its business is limited to providing software services to the several municipalities directly under the control of the PRC central government.

•
Xi'an Gildsoft Technology Development Co Ltd. This company was founded in 1998. Its key employees were formerly top-ranking personnel of Xi'an Province Housing Accumulation Fund Management Center. Therefore, this company has expertise in dealing with local governments and established relationships with many government agencies.

Competition in the Credit Guarantee Software Market

We are not aware of any other commercial software company that offers a product in direct competition with our credit guarantee software in China. Some credit guarantee centers have begun to use software platforms similar to ours; however, we believe that such platforms do not have the technical function, work-flow definition and product flexibility offered by our product.

Competition in the Family Planning Software Market

Our closest competition in the family planning software market is Shenzhen WanGuo Software, which developed the "Pregnant-age Women Pregnancy Planning Information Management System" in 1998 for customers such as Shenzhen Municipal Population Planning Commission which is part of Shenzhen municipal government and its subsidiaries. Due to the lack of post-sale service, however, Shenzhen municipal government has stated that it will change to a new system.

Another major competitor of ours is Shenzhen MaiKeLong: This company has a special relationship with the National Population Planning Commission. Their products are currently in use throughout Guangdong province as well as part of Beijing Municipality and Fujian Province. We believe that Shenzhen MaiKeLong is our most powerful competitor.

There are also a number of companies whose products are marketed only on a local or regional basis. These include: Luzhou HongSheng Technology, whose software products are only promoted in the 52 counties of Luzhou Municipality; Guizhou XinTian PC, which is located in Zunyi Municipality and its 13 counties; Zhengzhou YueTai Software, which is a local company whose products are sold in Henan Province; and Hunan JinQiao Software, which is a subsidiary of the Hunan Province Population Planning Commission.

Competition in the Property Management Software Market

Currently, there are three types of entities in China which are engaged in the development of property management software. The first category includes professional software companies, such as Huangzhou Aowei, HTF and Chuanda Software. The second category of entities currently involved in developing property management software is non-professional computer companies. Although such companies can develop systems for their customers, they lack the ability to maintain and update the software and focus on marketing hardware rather than software. The third category of property management software developers consists of government Housing Departments, which sometimes employ their own professionals to design and develop the software they use. In many cases, Housing Departments rely upon a single professional for software development and system maintenance, and therefore are limited by a lack of resources.

Research and Development Activities

Most of our products were originally developed according to specifications supplied by a particular customer, who also typically provides funding for the projects. If we determine that certain products have long-term market promotion value, we may invest additional time and our own resources in order to improve and prepare them for the marketplace. During the twelve months ended September 30, 2008, we invested an aggregate of $757,305 in research and development activities, 80% of which was used for the improvement of our Housing Accumulation Fund and property management software and 20% of which was used to develop our credit guarantee. Also during the twelve months ended September 30, 2008, we received $458,232 from our clients for research and development purposes.

During the three months ended December 31, 2008, we invested an aggregate of $116,068 in research and development activities, 80% of which was used for the improvement of our Housing Accumulation Fund and property management software and 20% of which was used to develop our credit guarantee and family-planning software. Also during the three months ended December 31, 2008, we received $114,458 from our clients for research and development purposes.

During the twelve months ended September 30, 2007, we invested an aggregate of $432,890 in research and development activities, 82% of which was used for the improvement of our Housing Accumulation Fund and property management software and 18% of which was used to develop our credit guarantee and family-planning software. Also during that period, we received $399,988 (RMB 2.1 million) from our clients for research and development purposes.

During the three months ended December 31, 2007, we invested an aggregate of $139,043 in research and development activities, 82% of which was used for the improvement of our Housing Accumulation Fund and property management software and 18% of which was used to develop our credit guarantee and family-planning software. Also during that period, we received $21,969 from our clients for research and development purposes.

As of December 31 , 2008, we employed 46 people who were engaged in research and development activities.

Intellectual Property

All of our products are protected under the PRC Copyright Law, which was enacted by the General Committee of the PRC National People's Representative Committee in 1991, and the PRC Computer Software Protection Regulations ("Software Regulations") promulgated by the PRC State Counsel in 2001.

Under PRC Copyright Law, a copyright protects both the design of a software product and the name of the product. Copyrights are granted for a term of 50 years from the date of first publication or, if there is no publication, from the date of development. Publication is not necessary to obtain copyright protection in the PRC.

Under PRC Copyright Law, a copyright entitles its owners to obtain various injunctions against infringers. These include an injunction against further infringement, an injunction to preserve evidence of infringement and an injunction freezing the infringer's bank accounts. In addition, an aggrieved copyright owner can also seek monetary damages, either by means of a lawsuit or through arbitration. There are many uncertainties in China's legal system, and enforcement of intellectual property rights has been difficult. In the event that we are unable to enforce our copyrights, we might not be able to obtain one or more of the foregoing forms of relief. See Risks Related to Operating Our Business in China in the Risk Factors section above.

We have registered the following products with the National Copyrights Bureau of the PRC.

	Registered Name	Registered No.	Copyright No.	Date of Issuance and Term
1	HOUSING property exchange and information management system V2.0	2001SR0147	0007080	01/15/2001; 50 years from 08/01/2000

2	HOUSING accumulation fund management software (Office version) V1.0	2001SR0145	0007078	01/15/2001; 50 years from 09/01/2000

3	HOUSING accumulation fund management center software (C/S version) V3.0	2001SR0222	0007155	01/31/2001; 50 years from 04/13/1998

4	HOUSING Estate Property Management Software V2.0	2001SR0146	0007079	01/15/2001; 50 years from 08/01/2000

5	HOUSING(R) House Property Application Information Management (IC card) System (C/S Version) V1.0	2001SR0138	000138	06/10/2002; 50 years from 11/10/2001

6	HOUSING(R) accumulation fund personal loan management system V1.0	2001SR1184	001184	07/12/2002; 50 years from 10/08/2001

7	HOUSING(R) Record Management V1.0	2001SR1205	001205	07/15/2001; 50 years from 09/10/2001

8	HTF OA System V1.0	2001SR0464	005555	01/20/2003; 50 years from 06/06/2002

9	HTF Population & Family-planning Management Software V2.0	2003SR12654	017745	12/09/2003; 50 years from 05/01/2003

10	CGC Credit Guarantee Management Information System (GMIS) V1.0	2001SR12275	017366	12/02/2003; 50 years from 08/01/2003

11	HOUSING(R) Subsidy Management System V3.3	2001SR9331	014422	09/01/2003; 50 years from 01/27/2002

12	HTF Credit Guarantee Management Software V10.0	2006SR16626	064292	07/19/2006; 50 years

13	Hengtaifeng Housing Accumulation Fund Internet Management Software	2006SR06986	054652	10/01/2005; 50 years

14	HOUSING House Fund Management Center Software V3.60	2006SR06985	054651	10/01/2004; 50 years

15	HOUSING House Fund Management Software(Office Version) V2.0	2006SR06984	054650	10/01/2004; 50 years

16	Hengtaifeng Loan Risk Control Software V1.0	2006SR06983	054649	05/20/2005; 50 years

17	HTF Small Amount Loan Guarantee Management Software (PGMIS) V1.0	2006SR06982	054648	50 years

We are the sole owner of all of the above copyrights except as to our CGC Credit Guarantee Management Information System, which we own jointly with the Shenzhen Small-to-Medium-Sized Enterprises Credit Guarantee Center. Under the PRC Copyright Law, ownership rights to software vest in the party which develops the software unless otherwise agreed to. In the event that the two or more parties collaborate in developing software, then ownership rights to various portions of the software will vest in the respective party responsible for developing such portions or, if the portions are not severable, then jointly in all of the parties. In cases of joint ownership, rights and licensing fees are apportioned either pro rata or as otherwise agreed by the parties.

The following software products of HTF are registered with Shenzhen Software Industry Association, which is an organization approved by the PRC Ministry of Information. Registration with the Shenzhen Software Industry Association is recognized all over China.

Software Registered Names	Registration No.

HOUSING accumulation fund management center software (C/S Version) V3.0	SZ DGY-2001-0056

HOUSING property exchange and information management SoftwareV4.0	SZ DGY-2001-0058

HOUSING Accumulation Fund management software (Unit version) V 1.0	SZ DGY-2001-0057

HOUSING Property Management Software V2.0	SZ DGY-2001-0059

HOUSING accumulation fund management software (Unit Version)	SZ DGY-2003-0156

HOUSING accumulation fund management center softwareV 3.60	SZ DGY-2003-0157

HTF Population and Family-planning Management Software V2.0	SZ DGY-2003-0523

HTF Credit Guarantee Management Software V1.0	SZ DGY-2003-0582

HTF Credit Guarantee Management Software V10.0	SZ DGY-2006-0587

Vendors and Suppliers

Because our products consist largely of intangible technology and data, our supply needs consist mostly of data storage media and packaging materials, are minimal, and can be easily satisfied by many different vendors. We make advances to certain of our suppliers for our purchases of materials in order to receive bulk discounts and reserve the unit cost of our supplies at a lower price. Our relationship with our vendors and suppliers is good, and we are not aware of any circumstance which would cause any of our vendors or suppliers to discontinue doing business with us.

Employees

As of December 31 , 2008, we had 60 employees, all of whom were full-time employees.

Development and Operating Strategies

Our development strategy is to:

•	Continue to develop specialized applications software products in partnership with our clients.
•	Maintain our positions in the Housing Accumulation Fund software market and the credit guarantee software market, and continue to increase our market share for these products.
•	Achieve product diversification and economies of scale by acquiring other software companies and consolidating their operations with our own.

Our business plan contains the following specific operating strategies:

Marketing Strategy

Our products and services are currently marketed and sold directly to our customers primarily through our employee sales force. Our sales representatives identify and contact potential customers by telephone, brochure mailings, and personal meetings. Potential customers are also invited to visit our facilities. In addition, we participate in various activities organized by the administrative bureaus to explore new business opportunities.

The specifics of our marketing strategy are as follows:

•	Monitor changes in market demand to be able to timely establish and adjust our marketing system and sales network.
•	Continue to target government and other large, "strategic" clients through joint design and development efforts.
•	Develop strategic partnerships with other well-known, reputable information technology manufacturers.
•	Promote our products through media, our company website and industry exhibitions.

Sales Strategy

Since our applications software is industry-specialized, our basic sales model principally focuses on the "direct sale" method, complemented by agent sales. Our main sales technique is to provide individual clients with targeted, integrated solution plans for achieving their computerization objectives.

Pricing Strategy

We currently employ three different pricing strategies:

Pricing policy: for products with the same technology content as competitors, we generally set our price at the same level as or slightly higher than that of the highest-priced competitor. It is our policy not to engage in or precipitate any price wars with other companies; however, we may occasionally offer lower prices in order to gain customers who we feel could have an important influence on our long-term development strategy.

Pricing by the size of customers: Generally, the larger the customer, the greater the expense for software installation, testing, training and maintenance; accordingly, we set different price levels based on the size of our customers. In the case of Housing Accumulation Fund software, the size of the user is measured by the number of employees participating in the fund; the larger the number of employees, the higher the price we charge for our software.

Pricing by software module: Each module of our software has a separately quoted price. Customers can choose to purchase different modules according to their needs.

We do not charge separately for systems-integration or training services related to sales of our products. We do charge for such services when they are provided in connection with sales of other companies' products; such charges are recognized as part of the overall price charged for those products.

Product Strategy

Our business plan includes the following strategies for product development:

•	Continuously invest in product research and development, and develop new generations of software systems that fit future business models.

•	Pursue development of a number of different products.

•	Study competitors and their products and promote innovation and originality in our product concept and technology.

•	Develop different versions of our software specifically designed for various different groups of users.

Strategic Alliances

We currently have the strategic alliances described below:

We are a licensed "Microsoft(R) OEM System Builder", which allows us to make bundled sales of the Microsoft Windows and SQL Server software products together with our own products. As an authorized member of the "Microsoft(R) dealer coalition," we can also sell other Microsoft software products on a stand-alone basis. Our Housing Accumulation Fund software received a Windows(R) Server 2003 product certification, which grants us the right to use the "Windows(R) 2003" logo in conjunction with sales of our own products. We believe that this significantly increases the value of our products. During the nine month periods ended September 30, 2007, the fiscal year of 2008 and the three-month ended December 31, 2008 , there were no sales of our products bundled with Microsoft products.

On August 30, 2003, we signed a PartnerWorld Agreement with IBM, pursuant to which we pair the IBM P-server product together with our Housing Accumulation Fund software to create the "IBM-HTF Housing Accumulation Fund System Solution." During the twelve month periods ended September 30, 2008 and September 30, 2007, sales of this product were $96,540 and $353,199, respectively.

On November 12, 2002, we signed a cooperative development agreement with the Shenzhen SME Credit Guarantee Center for the purpose of developing a credit guarantee information system for SMEs. Under the agreement, both parties jointly own the copyright of the cooperative product and share the post-tax profits from sales of the product such that 20% go to the Center and 80% to HTF until the expiration of the copyright. The term of the contract is from August 1, 2003 to December 31, 2052. During the twelve month periods ended September 30, 2008 and the twelve month periods ended September 30, 2007, sales relating to our cooperation with Shenzhen SME Credit Guarantee Center were $0 and $310,582, respectively.

We intend to continue to pursue strategic partnerships with other domestic and international information technology companies.

On March 24, 2003, HTF entered a Cooperative Agreement with Lenovo Group, China's largest information technology manufacturer, and became a value-added service provider of Lenovo's server storage products. Together with Lenovo, we provide data storage solutions for clients in such market sectors as government, education, small businesses, finance, and telecommunications, among others. Under the terms of the agreement, we are entitled to sell Lenovo's products with Lenovo's brand as an independent sales agent and bundled products which incorporate Lenovo's products. We purchase Lenovo's products at a discount of up to 15%, depending on the quantity purchased and other factors. We also provide our own maintenance services to purchasers of such products.  In March of 2008, HTF’s strategic alliance with Lenovo ended when the cooperation agreement between the two parties expired and was not renewed.

DESCRIPTION OF PROPERTY

HTF leases approximately 510 square meters of space used for its executive offices and operations in Shenzhen, China from Shenzhen Zhongze Shiji Co., Ltd. The lease is for a term of five year from October 1, 2007 to September 30, 2012. The monthly rent expenses are $5,046 (excluding property management and area condition maintenance fees).

HTF leases a sales office in Beijing, China on a yearly basis. The current term is from September 1, 2008 to August 31, 2009 at a monthly rent of $988.

HTF also owns approximately 170 square meters of office space at Room 202 and 702 of Xu Yuan #27, Unit 4 of Sunny Garden, Dian Chi Rd, Kunming, China. The property is used as a sales office. HTF purchased the property for $25,227 (RMB 209,027.73) on January 15, 2001. On November 5, 2003, HTF paid another $3,560 (RMB 29,461) to cover the shortfall between the commercial property price and governmental subsidized property price, as local real property policy requires.

LEGAL PROCEEDINGS

To our knowledge, there is no material litigation pending or threatened against us.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Our common stock is not traded or quoted on any exchange or inter-dealer quotation system. We may seek to have our common stock quoted on the over-the-counter Bulletin Board upon the commencement of the distribution under this prospectus.

There are no outstanding options or warrants to purchase our common stock, or securities convertible into our common stock. We have not agreed to register any stock other than the common stock described in this prospectus, and there is no proposed offering or distribution of any of our stock other than the common stock described in this prospectus. As of the date of this prospectus, we do not have an equity compensation plan.

Prior to the distribution described in this prospectus, there is one holder of our common stock, American Wenshen. Immediately after the distribution, there will be the same number of holders of our common stock as the number of holders of American Wenshen common stock on the record date, ____________, 2009. As of June 30, 2008, there were approximately 390 holders of record of American Wenshen common stock.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, other than an exempt transaction, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payment of dividends in the near future as we intend to reinvest profits to grow our operations. We rely on dividends from HTF for our funds and PRC regulations may limit the amount of funds distributed to us from HTF, which would affect our ability to declare any dividends.

FINANCIAL STATEMENTS

Our financial statements together with explanatory notes appear beginning at page F-1 of this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section provides a discussion and analysis of our consolidated financial condition and the results of our operations, which we conduct through our indirectly wholly-owned subsidiary, Shenzhen Hengtaifeng Technology Co., Ltd. (“HTF”).  Because we have changed our fiscal year from one ending December 31 (in 2006) to one ending September 30 (in 2007), we present the following operation results of: (1) the twelve months ended September 30, 2008 compared to the twelve months ended September 30, 2007, and (2) the nine months ended September 30, 2008 compared to the twelve months ended December 31, 2007; and (3) the three month periods ended December 31, 2008 and 2007.
You should read this section together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains predictive statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these predictive statements as a result of many factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

Because all of our operations are conducted by our subsidiary, HTF, this discussion of our financial results is based on the business results and financial condition of HTF.  HTF is a provider of special-use applications software and management-information systems integration services in the PRC, and HTF develops and produces four kinds of specialized software products including:  housing accumulation fund software, credit guarantee management software, family planning software and property management software. Of these four products, Housing Accumulation Fund software and Credit Guarantee software are the major contributors to our revenue.

HTF has also been in the business of providing value-added systems integration services pursuant to its strategic alliances with other software companies.  In 2008, however, HTF’s strategic alliance with Lenovo ended when the cooperation agreement between the two parties expired and was not renewed.  As a result, we do not expect to have any significant revenue from our systems integration services for the indefinite future.

In addition to the loss of revenue from systems integration services, we have experienced reduced sales volume for most of our software products, during each of the three periods.  In the case of our two main software products, we believe the reduction in revenue will not be reversed, and may deepen, over the next several quarters, as customers delay purchases of our products until we release new versions or upgrades, which we expect to be in 2009.

Results of Operations for the Three Months Periods ended December 31, 2008 and 2007

	For the three month
	periods ended December 31
	2008	2007

Net revenues	$157,436	$338,155

Cost of revenue	3,205	125,172

Gross profit	154,231	212,983

Operating expenses
-Selling expenses	77,390	149,419
-General and administrative expenses	114,489	198,106
-Research & development expenses	116,068	139,043
Total operating expenses	307,947	486,569

Loss from operations	(153,716)	(273,586)

Non-operating income (expense):
Interest income	143	6,861
Gain (loss) on sale of property	-	(1,551)
Other income	323	-
Other expense	(405)	(2,867)

Total non-operating income	62	2,443

Net Loss	(153,654)	(271,142)

Foreign currency translation gain (loss)	(269)	49,506

Comprehensive Loss	$(153,923)	$(221,636)

Net Revenue

Three Months Ended December 31, 2008 Compared To Three Months Ended December 31, 2007

Total net sales for the three months ended December 31, 2008 were approximately $157,436 compared to approximately $338,155 for the three months ended December 31, 2007, representing a decrease of $180,719 or 53%. The decrease was due to a decrease of $39,698 in sales of our Credit Guarantee software, a decrease of $44,571 in sales of our systems integration services, and a decrease of $96,450 in sales of our Housing Accumulation Fund software.

The decrease in sales of our Credit Guarantee software was due primarily to the fact that in 2008, we have increased our focus on research and development of new credit guarantee management software, and correspondingly reduced our focus on sales of our existing credit guarantee management software.

For the three months ended December 31, 2008, we did not generate any revenue from our Systems Integration Services, which decreased by $44,571, or 100%, from the three months ended December 31, 2007. This was due to the fact that we did not sign a new cooperation agreement with Lenovo after the expiration of our old cooperation agreement on March 31, 2008.  We do not expect to have significant revenue from systems integration services for the indefinite future.

The reasons for the decrease of sales of our Housing Accumulation Fund software (which decreased by $96,450, or 48% in the three months ended December 31, 2008) will be discussed in the following section of Net Revenue for the periods of twelve months ended September 30, 2008 and 2007.

Cost of sales

Three Months Ended December 31, 2008 Compared With Three Months Ended December 31, 2007

Cost of sales for the three months ended December 31, 2008 was approximately $3,205, representing a decrease of 97% from approximately $125,172 for the three months ended December 31, 2007, primarily due to the decrease in cost of sales of our Systems Integration Services and Housing Accumulation Fund software.

The cost of sales of our Systems Integration Services decreased by $46,390, or 100%, to $0 for the three months ended December 31, 2008 from approximately $46,390 for the three months ended December 31, 2007. The decrease was primarily due to the reduction in sales due to our not renewing our contract with Lenovo to provide such services.

The cost of sales of our Housing Accumulation Fund software decreased by $75,576, or 96%, to approximately $3,205 for the three months ended December 31, 2008 from approximately $78,781 for the three months ended December 31, 2007. The decrease was primarily due to the reduction in sales of such product.

Gross Profit

Three Months Ended December 31, 2008 Compared With Three Months Ended December 31, 2007

Gross profit for the three months ended December 31, 2008 was approximately $154,231, compared to $212,983 for three months ended December 31, 2007, representing a decrease of $58,752 or approximately 28%. The decrease was primarily due to the decrease in the sales described above in the Net Sales section.

Selling, General and Administrative Expenses

Three Months Ended December 31, 2008 Compared With Three Months Ended December 31, 2007

Selling, general and administrative expenses were approximately $307,947 for the three-month period ended December 31, 2008, or approximately 196% of net sales, compared to approximately $486,569 or approximately 144% of net sales, for the three-month period ended December 31, 2007.

The changes in selling, general and administrative expenses are attributable to a $83,617 decrease in general and administrative expenses, a $72,029 decrease in selling expense and a $22,976 decrease in research and development expense.

General and administrative expenses for the three-month period of 2008 decreased to $114,489 from $198,106 in the corresponding period of 2007 because of a decrease in professional expenses. As of December 31, 2008, allowance for accounts receivable was $264,674, allowance for other receivables was $440,100, allowance for inventory was $434,672 and allowance for security deposit was $5,868.

In the three months ended December 31, 2008, research and development expense decreased to $116,068 from $139,043 in the three months ended December 31, 2007. The decrease was primarily due to the decrease in the depreciation expense.

Selling expense decreased to $77,390 from $149,419 in 2007 because of a decrease of $53,479 for promotion expense.

Results of Operations for the Twelve Months ended September 30, 2008 and 2007 & Nine Months ended September 30, 2007

			For the nine month
	For the twelve months periods ended September 30		period ended September
	2008	2007	30, 2007
		(Unaudited)
Sales revenues	687,900	1,928,763	1,028,003

Cost of sales	159,197	1,053,828	560,810

Gross profit	528,703	874,935	467,193

Operating expenses
- Selling expenses	470,249	364,394	153,206
- Administrative expenses	1,485,031	401,246	301,671
- Research & Development expenses	757,305	432,890	329,036

Total operating expenses	2,712,585	1,198,530	783,913

Operating income/(loss)	(2,183,882)	(323,595)	(316,720)

Non-operating income/(expense)
- Interest income	33,867	39,231	26,516
- Interest expense	(1,165)	-	-
- Gain (loss) on sale of property	(4,706)	(1,819)	(1,543)
- Technology subsidy	42,357	65,161	65,161
- Value added tax refind	1,782	28,067	23,348
- Others, net	(2,624)	(446)	(627)

Total other income/(expense)	69,511	130,195	112,855

Net income/(loss)	(2,144,371)	(193,401)	(203,865)

Foreign currency translation gain	115,160	110,012	82,953

Comprehensive income	(1,999,211)	(83,389)	(120,912)

Basic and diluted weighted average shares outstanding	9,970,000	9,970,000	9,970,000

Basic net income(loss) per share	(0.21)	(0.02)	(0.02)

Net Revenue

Twelve Months Ended September 30, 2008 Compared To Twelve Months Ended September 30, 2007

Total net sales for the twelve months ended September 30, 2008 were approximately $687,900 compared to approximately $1,928,763 for the twelve months ended September 30, 2007, representing a decrease of $1,240,863 or 64%. It was due to a decrease of $254,741 in the sales of our Credit Guarantee software, a decrease of $660,044 in the sales of our systems integration services, and a decrease of $306,964 in the sales of our Housing Accumulation Fund software.

The decrease in sales of our Credit Guarantee software was due primarily to the fact that in 2008, we have increased our focus on research and development of new credit guarantee management software, and correspondingly reduced our focus on sales of our existing credit guarantee management software.  Our new software product is based on Browser/Server (B/S) structure as opposed to Client/Server (C/S) structure, and we believe it may lead to more profits in the near to medium-term future.  We hope to launch our new credit guarantee software product in 2009.  We believe the sales of our Credit Guarantee software have also been affected by the PRC central bank’s tightening monetary policy in 2008, which we believe caused credit guarantee entities to focus on adjusting to the new policy and to postpone the evaluations of their information management systems that would lead to decisions to purchase our software.  We believe that the sales of our credit guarantee software will continue to decrease until the new product is released and  our sales may increase shortly after the  release of our new product, because of the present pent-up demand and of the anticipating higher purchase price of the new product than our existing one.

The decrease in revenue from our Systems Integration Services (which decreased by $660,044, or 92%, from the twelve months ended September 30, 2007, to approximately $60,337) was due to the fact that we did not sign a new cooperation agreement with Lenovo after the expiration of our old cooperation agreement on March 31, 2008.  We do not expect to have significant revenue from systems integration services for the indefinite future.

The decrease of sales of our Housing Accumulation Fund software (which decreased by $306,964, or 40%, from $758,604 in the twelve months ended September 30, 2007) was due to the following：

•
In June 2008, we completed the first trial version of our new Housing Accumulation Fund software, which is currently being tested internally.  We have accelerated the development of this product by increasing our research and development staff.  We intend to offer certain parts of the Housing Accumulation Fund upgrade in stages, during which customers will be able to download as the upgrades are available to the market.  We hope that our first upgrades will be available for purchase in 2009. We believe that the existing and potential customers may be reluctant to purchase our existing product while the upgraded product is in development.

•
Since the start of year 2008, we believe a majority of housing accumulation fund centers have been evaluating their internal information management systems and seeking to determine what software will meet their needs in the future.  We believe that the evaluation process is time-consuming, and the housing accumulation fund centers will not make purchase decisions about our software until the evaluation is complete.

We anticipate that the sales of our Housing Accumulation Fund software will continue to decrease until we launch a fully-tested and bug-free version of this product, which we hope will occur in 2009.

Twelve Months Ended September 30, 2008 Compared To Nine Months Ended September 30, 2007

Net sales for the twelve month period ended September 30, 2008 were approximately $687,900 compared to approximately $1,028,003 for the nine month period ended September 30, 2007, a decrease of $340,103 or approximately 33%.
Cost of Sales

Twelve Months Ended September 30, 2008 Compared With Twelve Months Ended September 30, 2007

Cost of sales for the twelve months ended September 30, 2008 were approximately $159,197, representing a decrease of 85% from approximately $1,053,828 for the twelve months ended September 30, 2007, primarily due to the decrease in the cost of sales of our Systems Integration Services and Housing Accumulation Fund software.

The cost of sales of our Systems Integration Services decreased by $621,650, or 91%, to approximately $59,247 for the twelve months ended September 30, 2008 from approximately $680,897 for the twelve months ended September 30, 2007. The decrease was primarily attributable to the reduction in sales as a result of us not renewing our contract with Lenovo to provide such services.

The cost of sales of our Housing Accumulation Fund software decreased by $248,160, or 73%, to approximately $91,734 for the twelve months ended September 30, 2008 from approximately $339,893 for the twelve months ended September 30, 2007. The decrease was primarily due to the reduction in sales.

Twelve Months Ended September 30, 2008 Compared With Nine months Ended September 30, 2007

Cost of sales for the twelve months ended September 30, 2008, decreased to approximately $159,197 from approximately $560,810 for nine months ended September 30, 2007, representing a decrease of 72%. The decrease was primarily due to the decrease in the cost of sales of our Systems Integration Services and Housing Accumulation Fund software described above.

Gross Profit

Twelve Months Ended September 30, 2008 Compared With Twelve Months Ended September 30, 2007

Gross profit for the twelve months ended September 30, 2008 was approximately $528,703, compared to $874,935 for twelve months ended September 30, 2007, representing a decrease of $346,232 or approximately 40%. The reasons for such decrease are described in the section of Net Revenue above.

Twelve Months Ended September 30, 2008 Compared With Nine Months Ended September 30, 2007

Gross profit for the twelve months ended September 30, 2008 was approximately $528,703, compared to $467,193 for nine months ended September 30, 2007, representing a difference of $61,510 or approximately 13%.

Operating Expenses

Twelve Months Ended September 30, 2008 Compared With Twelve Months Ended September 30, 2007

Operating expenses were approximately $2,712,585 for the twelve month period ended September 30, 2008, or approximately 394% of net sales, compared to approximately $1,198,530, or approximately 62% of net sales, for the twelve month period ended September 30, 2007.

Such changes in  the operating expenses are attributable to a $1,083,785 increase in general and administrative expenses, a $105,855 increase in selling expense and a $324,415 increase in research and development expense.

General and administrative expenses increased to $1,485,031 from $401,246 in fiscal year 2007 because of an increase of $904,608 for bad debt expenses, including allowance for accounts receivable, allowance for other receivables and allowance for inventory. As of September 30, 2008, allowance for accounts receivable was $218,956, allowance for doubtful debts was $438,900, and allowance for inventory was $433,487.

In the twelve months ended September 30, 2008, research and development expenses increased to $757,305 from $432,890 in the twelve months ended September 30, 2007. The increase was incurred while we were renewing our software of our Housing Accumulation Fund software and Credit Guarantee software sales described above.

Selling expenses increased to $470,249 from $364,394 in 2007 because of an increase of expenses of $189,732 for marketing.

Twelve Months Ended September 30, 2008 Compared With Nine Months Ended September 30, 2007

Operating expenses were approximately $2,712,585 for the twelve months ended September 30, 2008, or 394% of net sales, compared to approximately $783,913 or 76% of net sales, for the twelve month ended September 30, 2007.

Income Taxes

From 2005 to 2007, we were exempt from 50% of our income taxes under relevant tax guidance, including the Provisional Regulations of the People's Republic of China on Income Tax and the Document of Reductions and Exemptions of Income Tax, as interpreted by the Shenzhen Tax Bureau. Under applicable tax regulations, our taxable income for the three-month periods ended  December 31,, 2007 and 2008 are negative, so no income tax was incurred for those periods.

We utilize SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax liabilities or assets are recognized for the estimated future tax consequences of current differences between the tax base of an asset or liability and the financial reporting amount attributed to that asset or liability at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Liquidity and Capital Resources

Cash and Cash Equivalents

Cash and cash equivalents increased from $6,827 as of September 30, 2008 to $125,978 as of December 31, 2008. This increase was due to an increase in customer deposit of $227,485 and a decrease in inventory of $88,351.

Cash Used in Operating Activities

Net cash provided in operating activities during the three months ended December 31, 2008 was $119,612, and net cash used in operating activities during the three months ended December 31, 2007 was $10,145. The increase was a result of a $227,485 increase in customer deposit and a $88,351decrease in inventory. The increase in customer deposit was due to the more prepayments advanced by customers.

We have not had any significant net cash either used in or provided by investing or financing activities in 2006, 2007 and 2008.

Accounts Receivable

The decrease in accounts receivable from 142,449 as of September 30, 2008 to $77,500 as of December 31, 2008 is primarily attributable to the decrease in net sales described immediately above.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $264,674 as of   December 31, 2008.

Inventory

During the quarter ended December 31, 2008, inventory increased from $54,911 to $143,557. This increase is primarily attributable to the increased amount of finished goods, some of which have not been received by the customers and hence not recognized as revenues. The Company maintains reserves for potential inventory losses. Reserves are recorded primarily on a specific identification basis. Allowance for inventory amounted to $434,672 as of December 31, 2008.

Other Assets

Other assets include advances to suppliers and prepaid expense, and totaled $12,133 as of December 31, 2008, compared with $0 as of September 30, 2008.

Advance to suppliers increased from $0 at September 30, 2008 to $12,133 at December 31, 2008. This increase is primarily attributable to the company prepay tax expense to state bureau.
Advance to suppliers increased from $249,148 at December 31, 2006 to $449,853 at September 30, 2007, and decreased to $0 as of September 30 2008. The Company advances payments to certain vendors for purchase of its raw materials in order to receive bulk discounts and reserve the unit cost of the merchandise at a bargain rate. Once the inventory is received by the Company, the advance is adjusted against the purchase price.

Other receivables amounted to $ 71,307 as of December 31, 2008, having slight increased from $52,325 as of September 30, 2008.

Accounts Payable

Accounts payable and accrued expenses increased from $157,660 as of September 30, 2008 to $212,585 as of December 31, 2008 , primarily as a result of an increase in our accrued expenses.

Payroll Payable

Payroll payable has slightly increased from $56,809 as of September 30, 2008 to $58,942 as of December 31, 2008 .

Unearned revenue

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers or when services have been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.   As of December 31, 2008, unearned revenue was $521,181, and it included $471,149 of customer deposits and $50,032 of unearned software service revenue. Software service revenue was approximately $19,703 and 6,594 during the three months ended December 31, 2008 and 2007, respectively. Unearned revenue as of December 31, 2008 and September 30, 2008 was $521,181 and $272,841, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

The audit opinions of Kabani and Company, Inc. on the financial statements for the fiscal years ended December 31, 2005 and 2006 and the new fiscal year ended September 30, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS,
AND CERTAIN MATTERS OF CORPORATE GOVERNANCE

The following are our executive officers and directors as of September 19, 2008. All of our current executive officers and directors are residents of China and/or Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce judgments obtained against them in United States courts.

All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our board of directors.

The following sets forth the name, age and position of each of our directors and officers:

Name	Age	Position
Mr. Yuan Qing Li	39	Chairman, Director and President
Ms. Ding Hong Shen	39	Chief Financial Officer, Director and Chief Accounting Officer
Mr. Qing Biao Yu	40	Secretary

Mr. Yuan Qing Li has been the Chairman, President and a director of HXT Holdings since January 2005 and was the Chairman, President and a director of China Software (now called American Wenshen) from August 19, 2005 to July 30, 2007. He has been the Executive Director of HXT since 2004 and the Chairman of HTF since 2003. He has been a director of HTF for more than five years and was the CEO of HTF from 2000 to 2004. Mr. Li has also served as a director of Jiangsu Qi Hang Digital Control Engine Bed Co., Ltd. and Jiangsu Zhenjiang Xinzhou Mechanics Factory, and as the Executive Director of Hengtaifeng International Holdings Co., Ltd. He graduated from Shenzhen University in 1989 and earned an Executive MBA degree from Zhongshan University in 2003.

Ms. Ding Hong Shen has been our CFO and Chief Accounting Officer and a director since January 2005. She was also the CFO and Chief Accounting Officer of China Software (now called American Wenshen) from August 19, 2005 to July 30, 2007. She has been Financial Manager of HTF since 2003. From 1999 to 2002 she served as Manager of He Zhong Heng Software Co., Ltd.

Mr. Qing Biao Yu has been the secretary of HXT Holdings since January 2005 and was the secretary of China Software (now called American Wenshen) from August 19, 2005 to July 30, 2007. During the past five years, he has worked for HTF serving as Assistant Manager of the Technology Department from June 1, 2001 to December 31, 2001, Administrative Manager of Human Resources Administration from January 1, 2002 to December 31, 2002, Vice President of HTF and manager of the HTF IT resource department from January 1, 2003 to December 31, 2003; Executive Vice President of HTF and manager of the HTF IT resource department from January 1, 2004 to December 31, 2004 and vice president of HTF since January 1, 2005. Prior to his joining HTF, he worked for Jing Zhong Daily as Editor and Director of the Computer Center for over 11 years.

Family Relationships

There are no family relationships between or among any of our executive officers or directors except that Yuan Qing Li, our Chairman and President, is the husband of Ling Chen, who is a director of our subsidiary, HXT.

Involvement in certain legal proceedings

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Report

Our board of directors currently acts as our audit committee. Our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Director Independence

We do not believe that any of our directors meet the standard of independent director set forth in the NASDAQ rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of March 13 , 2009 and immediately after the distribution, information relating to ownership of our common stock by (i) any person or group owning more than 5% of our common stock, (ii) any officer or director of the Company, and (iii) all officers and directors of the Company as a group.

	As of March 13, 2009		After the distribution (1)
Name and Address of Beneficial Owner	Number of shares beneficially owned	Percent of class	Number of shares beneficially owned	Percent of class

American Wenshen Steel Group, Inc. (2) Chaoyang Liaogang Specialty Steel Co., Ltd. Sunjiawan, Shuangta Chaoyang City, P.R. China	9,970,000	100%	0	0%

Yang Kuidong (Chairman and CEO of American Wenshen) (3) Chaoyang Liaogang Specialty Steel Co., Ltd. Sunjiawan, Shuangta Chaoyang City, P.R. China	0	0%	4,670,000	19.39%

Yuan Qing Li (Chairman and President of HXT Holdings) (4) Suite 2911 - 2912, 29th Floor Two International Finance Centre No. 8 Finance Street Central, Hong Kong	0	0%	5,842,190	58.60%

Ding Hong Shen (CFO and Director of HXT Holdings) Skyworth Building, No. 5, Floor 6, Block A Hi-Tech Industrial Park Nanshan District, Shenzhen P.R. China 518057	0	0%	0	0%

Qing Biao Yu (Secretary of HXT Holdings) Skyworth Building, No. 5, Floor 6, Block A Hi-Tech Industrial Park Nanshan District, Shenzhen P.R. China 518057	0	0%	0	0%

All Directors and Officers of HXT Holdings as a group (3 individuals)	0	0%	5,842,190	58.60%

(1) A person’s ownership of our common stock after the distribution is equal to that person’s percentage ownership of the common stock of American Wenshen on the record date. The figures given for ownership of our common stock after the distribution are calculated based on the assumption that each person’s ownership of the common stock of American Wenshen will be the same on the record date as it is on _________, 2009.

(2) As of the date of this prospectus and until the distribution described in this prospectus is complete, American Wenshen is the owner of all of our common stock.

(3) Includes one million shares of common stock held by Mr. Yang’s wife, Zhang Liwei, who is the CFO and a director of American Wenshen. Based on their control of 22.80% of the stock of our parent company, American Wenshen, Mr. Yang and Ms. Zhang could be deemed to control 22.80% of our common stock as of the date of this prospectus.

(4) As of the date of this prospectus, Mr. Li holds 105,000 shares, or 0.51%, of the outstanding common stock of AWSG. Under the Assignment and Assumption and Management Agreement that we entered into with Mr. Li in connection with the merger of China Software and AWSG, Mr. Li is entitled to receive a total of 14,112,125 shares of our common stock, or 58.60% of our total outstanding shares. In order to comply with the agreement, therefore, we plan to issue to Mr. Li shares of common stock sufficient to make up the difference between the 105,000 shares he will receive in the spin off and the 14,112,125 shares to which he is entitled. We plan to issue those 14,007,125 shares in 2009.

EXECUTIVE COMPENSATION

The following is a summary of the compensation paid by us to the individuals who have served as our CEO and any executive officers who have received compensation in excess of $100,000 for the two years ended December 31, 2006 and 2005 and for the interim period ending on our new fiscal year-end date of September 30, 2007.

Name and Principal Position	Year		Salary (cash or non- cash) ($)	Bonus (cash or non- cash) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yuan Qing Li	2008 2007 2006 2005	(1) (2)	17,747 16,536 14,877 14,238	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	17,747 16,536 14,877 14,238

(1)	This row sets forth compensation information for the twelve months ended September 30,2008. For the nine months ended September 30, 2008, Mr. Li’s total compensation was $13,360.
(2)
This row sets forth compensation information for the full calendar year 2007. For the nine months ended September 30, 2007, Mr. Li’s total compensation was $12,402, and consisted entirely of his salary.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2006 and 2005, and our new fiscal year-end dates of September 30, 2007 and September 30, 2008, and the three month period ended December 31, 2008 , we did not have any stock option plan or stock incentive plan and we did not have any outstanding equity awards.

Director Compensation

We do not provide any cash or other compensation to our directors for their services as members of the Board or for attendance at Board or committee meetings. However, our directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board and its committees, if any.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Since the beginning of 2006, we have not been a participant in any material transaction involving any of our directors, executive officers or nominees for director, except that in connection with the merger of China Software and AWSG, we entered into an Assignment and Assumption and Management Agreement with AWSG and our director Yuan Qing Li. Under that agreement, we agreed to appoint Mr. Li, who is our chief executive officer, as our CEO; Mr. Li agreed to use his best efforts to obtain the effectiveness of the registration statement of which this prospectus forms a part; and AWSG agreed to deliver to Mr. Li, after the closing of the acquisition, 8,992,493 shares of common stock of China Software (now known as American Wenshen).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Delaware, and by any additional applicable federal or state law or court decisions. Aside from the foregoing, we have not entered into any agreements under which we have assumed such an indemnity obligation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and reports, statements and other information we file with the SEC under the Exchange Act may be read and copied at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the distribution of the common stock offered under this prospectus.

EXPERTS

Kabani and Company, Inc., independent certified public accountants, located at 6033 West Century Blvd., Suite 810, Los Angeles, California 90045, have audited the financial statements included in this registration statement to the extent, and for the periods set forth in, their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
INDEX TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

Page

Financial Statements

Consolidated Balance Sheets	F-1

Consolidated Statements of Operations	F-2

Consolidated Statements of Cash Flows	F-3

Notes to the Consolidated Financial Statements	F-2 -F-12

HXT HOLDINGS, INC. AND SUBSIDIARIES
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS
	December 31,2008	September 30,2008
CURRENT ASSETS:
Cash & cash equivalents	$125,978	$6,827
Accounts receivable, net	77,500	142,449
Inventory	143,557	54,911
Other receivable	71,307	52,325
Advances to suppliers	12,133	-
Deposits	-	5,852
Total current assets	430,474	262,363

PROPERTY AND EQUIPMENT, NET	202,170	218,807

TOTAL ASSETS	$632,644	$481,170

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$212,585	$157,660
Payroll payable	58,942	56,809
Unearned revenue	521,181	272,841
Total current liabilities	792,707	487,310

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value; Authorized shares 1,000,000,
none issued and outstanding	-	-
Common stock, $0.001 par value; Authorized shares 60,000,000,
9,970,000 shares issued and outstanding	9,970	9,970
Additional paid in capital	1,190,030	1,190,030
Statutory reserve	57,103	57,103
Accumulated other comprehensive income	320,769	321,038
Retained earnings	(1,737,936)	(1,584,281)
Total stockholders' deficit	(160,063)	(6,140)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$632,644	$481,170

The accompanying notes are an integral part of the consolidated financial statements.

F-1

HXT HOLDINGS, INC. AND SUBSIDIARIES
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the three month
	periods ended December 31
	2008	2007

Net revenues	$157,436	$338,155

Cost of revenue	3,205	125,172

Gross profit	154,231	212,983

Operating expenses
Selling expenses	77,390	149,419
General and administrative expenses	114,489	198,106
Research & development expenses	116,068	139,043
Total operating expenses	307,947	486,569

Loss from operations	(153,716)	(273,586)

Non-operating income (expense):
Interest income	143	6,861
Gain (loss) on sale of property	-	(1,551)
Other income	323	-
Other expense	(405)	(2,867)

Total non-operating income	62	2,443

Net Loss	(153,654)	(271,142)

Foreign currency translation gain (loss)	(269)	49,506

Comprehensive Loss	$(153,923)	$(221,636)

Basic and diluted weighted average shares outstanding	9,970,000	9,970,000

Basic and diluted net loss per share	$(0.02)	$(0.03)

Basic and diluted shares are the same because there are no anti dilutive effect
The accompanying notes are an integral part of the consolidated financial statements.

F-2

HXT HOLDINGS, INC. AND SUBSIDIARIES
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three month
	period ended December 31
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(153,654)	$(271,142)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	17,882	17,452
Bad debt expense	50,904	94,131
Loss on sale of property	-	1,551
(Increase) / decrease in assets:
Accounts receivable	20,185	180,257
Inventory	(88,351)	(7)
Other receivable	(18,808)	34,660
Deposits	-	6,148
Advances to suppliers	(12,113)	(19,619)
Increase / (decrease) in current liabilities:
Accounts payable & accrued expenses	54,405	(33,571)
Unearned revenue	247,188	(22,547)
Payroll payable	1,974	3,470
Tax payable	-	(927)
Net cash provided by (used in) operating activities	119,612	(10,145)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(675)	(635)
		-
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	214	2,039

NET INCREASE/ (DECREASE) IN CASH & CASH EQUIVALENTS	119,151	(8,741)
		-
CASH & CASH EQUIVALENTS, BEGINNING BALANCE	6,827	81,828
		-
CASH & CASH EQUIVALENTS, ENDING BALANCE	$125,978	$73,087

Supplement disclosure of cash flow information:
Income taxes paid	$-	-
Interest expenses paid	$-	-

The accompanying notes are an integral part of the consolidated financial statements.

F-3

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

HXT holdings, Inc. (formally China International Enterprises Corp., “the Company”, “HXT”, “We”, “Us”, “Our”) was incorporated in Delaware on January 13, 2005.  On January 31, 2005, the Company entered into a Share Exchange Agreement, pursuant to which HXT acquired 100% of the outstanding stock of Heng Xing Technology Group Development Limited (XHT) from its three shareholders.  XHT's only asset is 100% of the stock of Shenzhen Hengtaifeng Technology Co., Ltd., a PRC corporation hereinafter is referred to as “HTC”. The acquisition has been recorded as a recapitalization of XHT, with XHT being treated as the continuing entity. Effective August 16, 2006, the Company changed its name to HXT Holdings, Inc.

Heng Xing Technology Group Development Limited (the “XHT”) is a British Virgin Islands Corporation, incorporated on May 28, 2004. The company is authorized to issue 50,000 shares of common stock of $1 par value. The company is a non-operative holding company of Shenzhen Hengtaifeng Technology Co. Ltd. (“HTC”). On December 14, 2004, XHT entered in to an agreement with all the shareholders of HTC to acquire all of the outstanding stock of HTC. The acquisition has been recorded as a recapitalization of HTC, with HTC being treated as the continuing entity.

HTC was founded in Hi-tech Technology Industrial Park in the city of Shenzhen, Guangdong Province of People’s Republic of China in July 1995, under the name Shenzhen Guangba Trade Development Co., Ltd. HTC amended its name to Shenzhen Hengtaifeng Technology Co. Ltd. on May 12, 2000. HTC is primarily engaged in developing and distributing software and hardware systems on housing fund, guarantee information management, and home plan management in the People’s Republic of China.

On August 15, 2005, the Company became a wholly owned subsidiary of American Wenshen Steel Group, Inc.

Effective July 30, 2007, the company changed its fiscal year from December 31 to September 30.

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.  The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB.  The results of the three month period ended December 31, 2008 are not necessarily indicative of the results to be expected for the full year ending September 30, 2009.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-4

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries XHT and HTC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts receivable

The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $264,674 and $218,956 as of December 31, 2008 and September 30, 2008, respectively.

Advances to suppliers

Advances to suppliers amounted to $12,133 and $0 as of December 31, 2008 and September 30, 2008, respectively.  The Company advances to certain vendors for purchase of its material in order to receive bulk discount and reserve the unit cost of the merchandise at a bargain rate. Once the inventory is received by the Company, the advance is adjusted against the purchased price.

Inventories

Inventories comprised of software Compact disk, Computer server and macro-storage equipment. Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

F-5

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 39 years for building, 5 or 7 years for machinery and equipments, and 7 years for vehicles.

Software development costs

The Company capitalizes certain computer software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.”  Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value.  Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product.  If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.  144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business."  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144.  SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.  Based on its review, the Company believes that, as of December 31, 2008, there were no significant impairments of its long-lived assets.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

F-6

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers or services has been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

License Revenue.  The Company recognizes revenue from license contracts when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable and collection is probable.  Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs.  If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer.  Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer.  For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin (“ARB”) No. 45 and SOP 81-1.

Services Revenue.  Revenue from consulting services is recognized as the services are performed for time-and-materials contracts and contract accounting is utilized for fixed-price contracts.  Revenue from training and development services is recognized as the services are performed.  Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year. Revenue from software services is recognized ratably over the service period.  Payment received in advance is recorded on the balance sheet as unearned revenue.

As of December 31, 2008, unearned revenue is $521,181, and it includes $471,149 of customer deposit and $50,032 of unearned software service revenue.

Research and development costs

Research and development costs are charged to operations as incurred and amounted to $116,068 and $139,043 for the three month periods ended December 31, 2008 and 2007, respectively.

Stock-based compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions (“FSPs”) as of January 01, 2006 and will recognize stock-based compensation expense using the modified prospective method.  The Company did not issue any stock based compensation during the three month period ended December 31, 2008.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the Shenzhen local tax bureau, the Company is exempted from income tax in 2003 and 2004. The Company will also have half of its income taxes exempt from 2005 to 2007. According to the Provisional Regulations of the People's Republic of China on Income Tax, the taxable income for the three month periods ended December 31, 2008 and 2007 are negative, so no income tax is incurred.

Foreign currency transactions and comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of HTC is Chinese Renminbi. The unit of Renminbi is in Yuan. Foreign currency translation gain (loss) amounted to $(269) and $49,506 for the three month periods ended December 31, 2008 and 2007, respectively.  Accumulated other comprehensive income amounted to $320,769 and $321,038 on December 31, 2008 and September 30, 2008, respectively.

F-7

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

Recent pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 to have a significant impact on its results of operations or financial position.

In March, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows.

FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In May 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles.  The pronouncement mandates that the GAAP hierarchy should reside in the accounting literature as opposed to the audit literature.  This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy.  This pronouncement will become effective 60 days following SEC approval.  The Company does not believe this pronouncement will impact its financial statements.

In May 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.  The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts.  The pronouncement is effective for fiscal years beginning after December 31, 2008.  The Company does not believe this pronouncement will impact its financial statements.

F-8

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVENTORIES

Inventories as of December 31, 2008 and September 30, 2008 consist of the following:

	December 31, 2008	September 30, 2008
Raw and packing materials	$53,100	$53,306
Finished goods	1,609	1,605
Work in process	523,520	433,487
Total	578,229	488,398
Less: Allowance for inventories	(434,672)	(433,487)
Net Inventories	$143,557	$54,911

4.    PROPERTY AND EQUIPMENT

Net property and equipment as of December 31, 2008 and September 30, 2008 are as follows:

	December 31, 2008	September 30, 2008
Building & improvement	$41,612	$41,498
Machinery& equipment	215,866	214,602
Vehicles	87,203	86,966
Furniture and fixture	22,080	22,019
Software	317,225	316,360
Total	683,985	681,445
Less: Accumulated depreciation	(481,815)	(462,683)
Net Property & Equipment	$202,170	$218,807

Depreciation expenses for the three month periods ended December 31, 2008 and 2007 were $17,882 and $17,452, respectively. .

5. OTHER RECEIVABLE

Other receivable as of December 31, 2008 and September 30, 2008 consist of the following:

	December 31, 2008	September 30, 2008
Advances to other companies	$13,170	$12,991
Advances to employees	40,590	28,786
Value added tax receivable	17,547	10,548
Total	$71,307	$52,325

Advances to other companies amounted to $13,170 as of December 31, 2008. It includes advances to other unrelated parties, which are unsecured, interest free, and due on demand.

Advances to employees amounted to $40,590.  These advances are unsecured, interest free, and due on demand.

F-9

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.     ACCOUNTS PAYABLE & ACCRUED EXPENSES

The Company has accounts payable and accrued expenses amounting $212,585 and $157,660 as of December 31, 2008 and September 30, 2008, respectively. Accounts payable includes payable to vendors, and accrued expenses include accrued professional expenses.

7.     TAX PAYABLE
The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company also has half of its income taxes exempt (income tax rate 15%) from 2005 to 2007.

The provision for taxes on earnings for the three month periods ended December 31, 2008 and 2007 consisted of:

	For the three month periods ended December 31
	2 0 0 8	2 0 0 7

TaxTax at statutory rate	34%	34%
Foreign tax rate difference	<19%>	<19%>
Net operating loss in other tax jurisdiction for where no benefit is realized	<15%>	<15%>
Effective tax rate	0%	0%

 Deferred tax assets:

Net operating loss	$1,516,378

Total deferred tax assets	582,360
Less valuation allowance	(582,360)
$--

At December 31, 2008, the Company had a net operating loss (“NOL”) carry forwards of approximately $1,516,378.  A 100% valuation allowance has been recorded for the deferred tax asset due to the uncertainty of its realization.

8.     EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual pre-tax contributions of 14% of all employees' salaries for the year ended December 31, 2004. The total expense for the above plan amounted to $41,290 for the year ended December 31, 2004.

HTC is classified as a wholly-owned foreign enterprise under PRC law by virtue of its ownership by XHT. HTC has changed its employee welfare plan in accordance with Chinese law and regulations and does not make annual pre-tax contributions of 14% of all employees' salaries for the years ended December 31, 2005. The total expense amounted to $5,440 and $6,820 for the three month periods ended December 31, 2008 and 2007, respectively.

F-10

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STATUTORY RESERVE

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i) Making up cumulative prior years' losses, if any;

ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and Statutory common welfare fund is no longer required per the new cooperation law executed in 2006.

iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company has allocated 10% of its net income to surplus. The amount allocated to the surplus reserve was $0 for the three month periods ended December 31, 2008 and 2007, respectively.

10.        SHAREHOLDERS’ EQUITY

The Company has authorized (a) Sixty Million (60,000,000) shares of common stock, par value .001 per share and (b) One Million (1,000,000) shares of Preferred Stock, par value .001 per share, none of which shares shall be issued and outstanding.

11.    COMMITMENT

HTC leases approximately 640 square meters of space used for its executive offices and operations in Shenzhen, China from Shenzhen Chuangwei-RGB Electronic Co., Ltd. The lease is for a term of three years from February 25, 2003 to February 24, 2006 at a monthly rent of approximately $4,400 (including property management and area condition maintenance fees). The lease is renewable for an indefinite period of time upon one month's prior notice.

HTC has leased approximately 510 square meters of space used for its executive offices and operations in Shenzhen, China from Shenzhen Zhongze Shiji Co., Ltd. The lease is for a term of five year from October 1, 2007 to September 30, 2012. The monthly rent expense is $5,046 (excluding property management and area condition maintenance fees).

The rent expenses are $15,138 and $14,445 for the three month periods ended December 31, 2008 and 2007, respectively.

Future lease commitments for the periods after December 31, 2008 are as follows:

2009	$60,552
2010	60,552
2011	60,552
2012	45,414
Total	$227,070

F-11

HXT HOLDINGS, INC. AND SUBSIDIARIES
 (A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  SUPPLEMENT DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company did not paid interest and income tax for the three month period ended December 31, 2008 and 2007, respectively.

13.  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environments and foreign currency      exchange.  The Company’s results may be adversely affected by changes in governmental policies   with   respect   to   laws   and    regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company does not maintain fire, theft or liability insurance. The Company is exposed to various risks of loss related to torts; theft of, damage to and destruction of assets; error and omissions and natural disasters.

MAJOR CUSTOMERS AND VENDORS

Major customers and vendors represent those who accounted for 10% or over of the Company’s total net revenue or purchase, respectively.

No major customer accounted for 10% of the revenue for the three month period ended December 31, 2008.

Three major customers accounted for 53% of the revenue for the three months period ended December 31, 2007. The company has receivables of $49,197 to these customers on December 31, 2007.

Three major vendors provided 95% of the Company’s purchases for the three month period ended December 31, 2008.  The Company has payables of $56,210 to these vendors on December 31, 2008.

Two major vendors provided 85% of the Company’s purchases for the three month period ended December 31, 2007.  The Company has payables of $13,488 to these vendors on December 31, 2007.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral.

F-12

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

Page

Independent Auditors’ Report	F-1

Financial Statements

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statement of Stockholders' Deficit	F-4

Consolidated Statements of Cash Flows	F-5

Notes to the Consolidated Financial Statements	F-6 - F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPRATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)

We have audited the accompanying consolidated balance sheets of the HXT Holding, Inc. and Subsidiaries as of September 30, 2008 and 2007 and the related statements of operations, stockholders’ equity and cash flows for the twelve month and nine month periods ended September 30, 2008 and 2007, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HXT Holding, Inc. and Subsidiaries as of September 30, 2008 and 2007 and the results of its operations and its cash flows for the twelve month and nine month periods ended September 30, 2008 and 2007, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses and insufficient capital raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
December 30, 2008

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$6,827	$81,828
Accounts receivable, net	142,449	445,998
Inventory	54,911	474,944
Other receivable	52,325	122,147
Loan receivable	-	478,444
Advances to suppliers	-	449,853
Deposits	5,852	11,430
Total current assets	262,363	2,064,644

PROPERTY AND EQUIPMENT, NET	218,807	267,500

TOTAL ASSETS	$481,170	$2,332,144

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$157,660	$39,475
Tax payable	-	5,615
Payroll payable	56,809	36,092
Unearned revenue	272,841	253,517
Welfare payable	-	4,374
Total current liabilities	487,310	339,073

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value; Authorized shares 1,000,000, none issued and outstanding	-	-
Common stock, $0.001 par value; Authorized shares 60,000,000, 9,970,000 shares issued and outstanding	9,970	9,970
Additional paid in capital	1,190,030	1,190,030
Statutory reserve	57,103	57,103
Accumulated other comprehensive income	321,038	205,878
Retained earnings	(1,584,281)	530,090
Total stockholders' deficit	(6,140)	1,993,071
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$481,170	$2,332,144

The accompanying notes are an integral part of the consolidated financial statements.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the twelve month		For the nine month
	periods ended September 30		ended September 30
	2008	2007	2007
		(Unaudited)

Net revenues	$687,900	$1,928,763	$1,028,003

Cost of revenue	159,197	1,053,828	560,810

Gross profit	528,703	874,935	467,193

Operating expenses
Selling expenses	470,249	364,394	153,206
General and administrative expenses	1,485,031	401,246	301,671
Research & development expenses	757,305	432,890	329,036
Total operating expenses	2,712,585	1,198,530	783,913

Loss from operations	(2,183,882)	(323,595)	(316,720)

Non-operating income (expense):
Interest expense	(1,165)	-	-
Interest income	33,867	39,231	26,516
Gain (loss) on sale of property	(4,706)	(1,819)	(1,543)
Technology subsidy	42,357	65,161	65,161
Value added tax refund	1,782	28,067	23,348
Other income	(1,780)	145	-
Other expense	(844)	(591)	(627)

Total non-operating income	69,511	130,195	112,855

Net Loss	(2,114,371)	(193,401)	(203,865)

Foreign currency translation gain	115,160	110,012	82,953

Comprehensive Loss	$(1,999,211)	$(83,389)	$(120,912)

Basic and diluted weighted average shares outstanding	9,970,000	9,970,000	9,970,000

Basic and diluted net loss per share	$(0.21)	$(0.02)	$(0.02)

Basic and diluted shares are the same because there are no anti dilutive effect

The accompanying notes are an integral part of the consolidated financial statements.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED  STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE NINE MONTH ENDED SEPTEMBER 30, 2007 AND TWELVE MONTH PERIOD ENDED SEPTEMBER 30, 2008

				Accumulative
				Other			Total
	Common Stock		Paid in	Comprehensive	Statutory	Retained	Stockholders'
	Numbers	Amount	Capital	Income	Reserve	Earnings	Deficit
Balance December 31, 2006	9,970,000	$9,970	1,190,030	$122,925	$57,103	$733,955	2,113,983
Cumulative translation adjustment	-	-	-	82,953	-	-	82,953
Net loss for the nine month ended September 30, 2007	-	-	-	-	-	(203,865)	(203,865)
Transfer to statutory reserve	-	-	-	-	-	-	-
Balance September 30, 2007	9,970,000	9,970	1,190,030	205,878	57,103	530,090	1,993,071
Cumulative translation adjustment	-	-	-	115,160	-	-	115,160
Net loss for the year ended September 30, 2008	-	-	-	-	-	(2,114,371)	(2,114,371)
Transfer to statutory reserve	-	-	-	-	-	-	-
Balance September 30, 2008	9,970,000	$9,970	$1,190,030	$321,038	$57,103	$(1,584,281)	$(6,140)

The accompanying notes are an integral part of the consolidated financial statements.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC. )
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the twelve month	For the nine month
	period ended September 30	period ended September 30
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,114,371)	$(203,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	69,271	54,904
Bad debt expense	904,608	-
Loss on sale of property	4,706	1,543
(Increase) / decrease in assets:
Accounts receivable	271,650	92,904
Inventory	31,098	(7,148)
Other receivable	161,292	(693)
Deposits	6,444	860
Advances to suppliers	475,894	(186,188)
Prepaid expense	-	320
Increase / (decrease) in current liabilities:
Accounts payable & accrued expenses	110,393	19,224
Unearned revenue	(4,881)	103,532
Payroll payable	16,645	(18,808)
Welfare payable	(4,628)	-
Tax payable	(5,940)	(22,283)
Net cash used in operating activities	(77,821)	(165,698)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt of cash on disposal of property	-	8,961
Acquisition of property & equipment	(2,156)	(8,812)
Net cash provided by (used in) investing activities	(2,156)	149

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,976	6,039

NET DECREASE IN CASH & CASH EQUIVALENTS	(75,001)	(159,511)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	81,828	241,338

CASH & CASH EQUIVALENTS, ENDING BALANCE	$6,827	$81,828

Supplement disclosure of cash flow information:
Income taxes paid	$-	-
Interest expenses paid	$-	-

The accompanying notes are an integral part of the consolidated financial statements.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

HXT holdings, Inc. (formally China International Enterprises Corp., “the Company”, “HXT”, “We”, “Us”, “Our”) was incorporated in Delaware on January 13, 2005.  On January 31, 2005, the Company entered into a Share Exchange Agreement, pursuant to which HXT acquired 100% of the outstanding stock of Heng Xing Technology Group Development Limited (XHT) from its three shareholders.  XHT's only asset is 100% of the stock of Shenzhen Hengtaifeng Technology Co., Ltd., a PRC corporation hereinafter is referred to as “HTC”. The acquisition has been recorded as a recapitalization of XHT, with XHT being treated as the continuing entity. Effective August 16, 2006, the Company changed its name to HXT Holdings, Inc.

Heng Xing Technology Group Development Limited (the “XHT”) is a British Virgin Islands Corporation, incorporated on May 28, 2004. The company is authorized to issue 50,000 shares of common stock of $1 par value. The company is a non-operative holding company of Shenzhen Hengtaifeng Technology Co. Ltd. (“HTC”). On December 14, 2004, XHT entered in to an agreement with all the shareholders of HTC to acquire all of the outstanding stock of HTC. The acquisition has been recorded as a recapitalization of HTC, with HTC being treated as the continuing entity.

HTC was founded in Hi-tech Technology Industrial Park in the city of Shenzhen, Guangdong Province of People’s Republic of China in July 1995, under the name Shenzhen Guangba Trade Development Co., Ltd. HTC amended its name to Shenzhen Hengtaifeng Technology Co. Ltd. on May 12, 2000. HTC is primarily engaged in developing and distributing software and hardware systems on housing fund, guarantee information management, and home plan management in the People’s Republic of China.

On August 15, 2005, the Company became a wholly owned subsidiary of American Wenshen Steel Group, Inc.

Effective July 30, 2007, the company changed its fiscal year from December 31 to September 30. As a result, the comparative statements of operations, cash flows and stockholders’ equity for the year ended September 30, 2008 and nine month period ended September 30, 2007 are presented in the accompanying financial statements.

GOING CONCERN :

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2008, the Company had incurred cumulative losses of $1,584,281 including net losses from continuing operations of $2,114,371 for the year ended September 30, 2008.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the period ended September 30, 2008, towards (i) obtaining additional equity and debt financing and (ii) evaluation of its distribution and marketing methods.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries XHT and HTC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts receivable

The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $218,956 and $140,483 as of September 30, 2008 and 2007, respectively.

Advances to suppliers

Advances to suppliers amounted to $0 and $449,853 as of September 30, 2008 and 2007, respectively.  The Company advances to certain vendors for purchase of its material in order to receive bulk discount and reserve the unit cost of the merchandise at a bargain rate. Once the inventory is received by the Company, the advance is adjusted against the purchased price.

Inventories

Inventories comprised of software Compact disk, Computer server and macro-storage equipment. Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 39 years for building, 5 or 7 years for machinery and equipments, and 7 years for vehicles.

Software development costs

The Company capitalizes certain computer software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.”  Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value.  Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product.  If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.  144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business."  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144.  SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.  Based on its review, the Company believes that, as of September 30, 2008, there were no significant impairments of its long-lived assets.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers or services has been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

License Revenue.  The Company recognizes revenue from license contracts when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable and collection is probable.  Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs.  If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer.  Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer.  For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin (“ARB”) No. 45 and SOP 81-1.

Services Revenue.  Revenue from consulting services is recognized as the services are performed for time-and-materials contracts and contract accounting is utilized for fixed-price contracts.  Revenue from training and development services is recognized as the services are performed.  Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year. Revenue from software services is recognized ratably over the service period.  Payment received in advance is recorded on the balance sheet as unearned revenue.

As of September 30, 2008, unearned revenue is $272,841, and it includes $242,628 of customer deposit and $30,213 of unearned software service revenue.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Research and development costs

Research and development costs are charged to operations as incurred and amounted to $757,305 and $329,036 for the twelve months period ended September 30, 2008 and nine months period ended September 30, 2007.

Stock-based compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions (“FSPs”) as of January 01, 2006 and will recognize stock-based compensation expense using the modified prospective method.  The Company did not issue any stock based compensation during the year ended September 30, 2008.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the Shenzhen local tax bureau, the Company is exempted from income tax in 2003 and 2004. The Company will also have half of its income taxes exempt from 2005 to 2007. According to the Provisional Regulations of the People's Republic of China on Income Tax, the taxable income for the twelve month period ended September 30, 2008 and nine  month period ended September 30, 2007 are negative, so no income tax is incurred.

Foreign currency transactions and comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of HTC is Chinese Renminbi. The unit of Renminbi is in Yuan. Cumulative translation adjustment amount and translation adjustment gain amounted to $115,160 and $82,953 for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007, respectively. Accumulated other comprehensive income amounted to $321,038 and $205,878 on September 30, 2008 and 2007, respectively.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Earnings per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

Recent pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 to have a significant impact on its results of operations or financial position.

In March, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows.

FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In May 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles.  The pronouncement mandates that the GAAP hierarchy should reside in the accounting literature as opposed to the audit literature.  This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy.  This pronouncement will become effective 60 days following SEC approval.  The Company does not believe this pronouncement will impact its financial statements.

In May 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.  The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts.  The pronouncement is effective for fiscal years beginning after December 31, 2008.  The Company does not believe this pronouncement will impact its financial statements.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.           INVENTORIES

Inventories as of September 30, 2008 and 2007 consist of the following:

	2008	2007

Raw and packing materials	$53,306	$50,642

Finished goods	1,605	2,715

Work in process	433,487	421,587

Total	488,398	474,944

Less: Allowance for inventories	(433,487)	-

Net Inventories	$54,911	$474,944

4.            PROPERTY AND EQUIPMENT

Net property and equipment as of September 30, 2008 and 2007 are as follows:

Building & improvement	$41,498	$37,857

Machinery& equipment	214,602	222,305

Vehicles	86,966	79,335

Furniture and fixture	22,019	26,536

Software	316,360	288,604

Total	681,445	654,637

Less: Accumulated depreciation	(462,638)	(387,137)

Net Property & Equipment	$218,807	$267,500

Depreciation expenses for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007 were $69,271 and $54,904, respectively. ..

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
4.            OTHER RECEIVABLE

Other receivable as of September 30, 2008 and 2007 consist of the following:

	2008	2007

Subsidy receivable	$-	$9,103

Advances to other companies	12,991	43,208

Advances to employees	28,786	69,836

Value added tax receivable	10,548	-

Total	$52,325	$122,147

Advances to other companies amounted to $12,991 as of September 30, 2008.   It includes advances to other unrelated parties, which are unsecured, interest free, and due on demand.

Advances to employees amounted to $28,786.  These advances are unsecured, interest free, and due on demand.

Loan receivable amounted to $0 and 478,444 as of September 30, 2008 and 2007.  This loan was first signed for a term from May 2005 to May 2006 and has been renewed for terms from May 2006 to May 2007 and from May 2007 to May 2008. This loan is unsecured, to an unrelated party, with interest rates of 7.02% and 6.12% for the year ended September 30, 2008 and nine months periods ended September 30, 2007.  The interest incomes were $33,867, and $ 26,516 for the twelve month period ended September 30, 2008  and nine month period ended September 30, 2007.  Allowance for doubtful debts amounted to $438,900 and $0 as of September 30, 2008 and 2007, respectively.

6.     ACCOUNTS PAYABLE & ACCRUED EXPENSES

The Company has accounts payable and accrued expenses amounting $157,660 and $39,475  as of September 30, 2008 and 2007, respectively.  Accounts payable includes payable to vendors, and accrued expenses include accrued professional expenses.

7.     TAX PAYABLE

The Company has tax payable amounting $0 and $5,615 as of September 30, 2008 and 2007, respectively.

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company will also have half of its income taxes exempt (income tax rate 15%) from 2005 to 2007.

The provision for taxes on earnings for the nine month periods ended September 30, 2007 and 2006 and twelve month period ended December 31, 2006 consisted of:

	For the twelve month period ended		For the nine month period ended
	2008		2007

Tax at statutory rate	34%		34%
Foreign tax rate difference	<19	>%	<19	>%
Net operating loss in other tax jurisdiction for where no benefit is realized	<15	>%	<15	>%
Effective tax rate	0%		0%

Deferred tax assets:

Net operating loss	$1,413,628

Total deferred tax assets	539,164
Less valuation allowance	(539,164)
$—

At September 30, 2008, the Company had a net operating loss (“NOL”) carryforwards of approximately $1,413,628   A 100% valuation allowance has been recorded for the deferred tax asset due to the uncertainty of its realization.

8.     EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual pre-tax contributions of 14% of all employees' salaries for the year ended December 31, 2004. The total expense for the above plan amounted to $41,290 for the year ended December 31, 2004.

HTC is classified as a wholly-owned foreign enterprise under PRC law by virtue of its ownership by XHT. HTC has changed its employee welfare plan in accordance with Chinese law and regulations and does not make annual pre-tax contributions of 14% of all employees' salaries for the years ended December 31, 2005. The total expense amounted to $20,241 and $11,459 for the twelve months periods ended September 30, 2008 and nine month period ended September 30, 2007.  Welfare payable amounted to $0 and $4,374 as of September 30, 2008 and 2007, respectively.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.     STATUTORY RESERVE

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i) Making up cumulative prior years' losses, if any;

ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and Statutory common welfare fund is no longer required per the new cooperation law executed in 2006.

iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company has allocated 10% of its net income to surplus. The amount allocated to the surplus reserve was $0 for the twelve months periods ended September 30, 2008 and nine month period ended September 30, 2007, respectively.

10.        SHAREHOLDERS’ EQUITY

The Company has authorized (a) Sixty Million (60,000,000) shares of common stock, par value .001 per share and (b) One Million (1,000,000) shares of Preferred Stock, par value .001 per share, none of which shares shall be issued and outstanding.

11.    NON-OPERATING INCOME

Value added tax (VAT) refund– The Company received an amount of $1,782, and $23,348 as Value added tax refund from the state government for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007, respectively. The value added tax refund is given by the government to support software industry.

Technical subsidy – The Company received subsidy income of $42,357 and $65,161 from local government for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007, respectively. This income is given by the government to support local high-tech enterprises.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.    COMMITMENT

HTC leases approximately 640 square meters of space used for its executive offices and operations in Shenzhen, China from Shenzhen Chuangwei-RGB Electronic Co., Ltd. The lease is for a term of three years from February 25, 2003 to February 24, 2006 at a monthly rent of approximately $4,400 (including property management and area condition maintenance fees). The lease is renewable for an indefinite period of time upon one month's prior notice.

HTC has leased approximately 510 square meters of space used for its executive offices and operations in Shenzhen, China from Shenzhen Zhongze Shiji Co., Ltd. The lease is for a term of five year from October 1, 2007 to September 30, 2012. The monthly rent expense is $5,046 (excluding property management and area condition maintenance fees).

HTC leases a sales office in Beijing, China on yearly basis. The monthly rent expense is $903 from September 1, 2006 to August 31, 2007. The current term is from September 1, 2007 to August 31, 2008 at a monthly rent of $988.

The rent expenses are $71,426 and $45,362 for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007.

Future lease commitments for the periods after September 30, 2008 are as follows:

2009	$60,552

2010	60,552

2011	60,552

2012	60,552

Total	$242,208

13.  SUPPLEMENT DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company did not paid interest and income tax for the twelve months period ended September 30, 2008 and nine month period ended September 30, 2007.

HXT HOLDINGS, INC. AND SUBSIDIARIES
(FORMALLY CHINA INTERNATIONAL ENTERPRISES CORPORATION)
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN WENSHEN STEEL GROUP, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environments and foreign currency      exchange.  The Company’s results may be adversely affected by changes in governmental policies   with   respect   to   laws   and    regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company does not maintain fire, theft or liability insurance. The Company is exposed to various risks of loss related to torts; theft of, damage to and destruction of assets; error and omissions and natural disasters.

MAJOR CUSTOMERS AND VENDORS

Major customers and vendors represent those who accounted for 10% or over of the Company’s total net revenue or purchase, respectively.

One major customer accounted for 14% of the revenue for the twelve months period ended September 30, 2008. The company has a receivable of $11,704 to the customer on September 30, 2008.

Two major customers accounted for 50% of the revenue for the nine months periods ended September 30, 2007. The company has receivables of $21,498 to these customers on September 30, 2007.

Two major vendors provided 83% of the Company’s purchases for the twelve months period ended September 30, 2008.  The Company has payables of $14,890 to these vendors on September 30, 2008.

Three major vendors provided 69% of the Company’s purchases for the nine months periods ended September 30, 2007.  The Company has payables of $11,413 to these vendors on September 30, 2007.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below lists our estimates of the expenses of the distribution described in this prospectus.

Estimated Amount
Registration expenses	$500
Printing and related expenses	$2,000
Legal expenses	$75,000
Accounting-related expenses	$24,000
Total	$101,500

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

RECENT SALES OF UNREGISTERED SECURITIES

We have not sold any securities within the past three years without registering the securities under the Securities Act, except that in connection with the share exchange transaction through which we acquired HXT as a subsidiary in August 2005, we issued nine million shares of our common stock to the holders of HXT common stock in exchange for receiving 100% of the outstanding stock of HXT. The share exchange was made pursuant to the exemption from registration under Regulation D and Rule 506 under the Securities Act, which was available to us because we transferred our stock only to accredited investors and fewer than 35 persons who were not accredited investors, made no other offering with which the transfer could be integrated, did not engage in general solicitation of the transfer, and met all other requirements of the exemption.

EXHIBITS
Index to Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation .(1)

3.2	Bylaws .(1)

5.1	Opinion of Guzov Ofsink, LLC. (2)

10.1	Assignment and Assumption and Management Agreement among the Company, China Software (now called “American Wenshen Steel Group, Inc.”), and Yuan Qing Li dated as of June 29, 2007.(1)

10.2	Technology Development (Commission) Contract, between the Company and Maoming Housing Fund Center, dated as of March 16, 2007. (2)

10.3	Technology Development (Commission) Contract, between the Company and Shanxi Mid-Small Enterprise Guarantee Center, dated as of May 21, 2007. (2)

10.4	Bidding Contract, between the Company and Jindezhen Housing Fund Office. (2)

10.5	Government Purchase Product Sales Contract, between the Company and Shijiazhuang Housing Fund Center, dated as of May 28, 2007. (2)

10.6	Product Sales Contract, between the Company and Jiangsu Qihan Machine Tool Co., Ltd., dated as of April 16, 2007. (2)

21.1	List of Subsidiaries.(1)

23.1	Consent of counsel to use of the opinion annexed as Exhibit 5.1 (contained in the opinion annexed as Exhibit 5.1) (2)

23.3	Consent of Kabani and Company, Inc. to use of its report (3)

(1)	Filed as an exhibit to the Company’s Form SB-2/A filed with the SEC on November 13, 2007, and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Form S-1/A No. 3 filed with the SEC on December 3, 2008, and incorporated herein by reference.

(3)	Filed herewith.

UNDERTAKINGS

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shenzhen, in the People’s Republic of China, on March 13 , 2009.

HXT HOLDINGS, INC.

By:	/s/ Yuan Qing Li
Yuan Qing Li
President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Yuan Qing Li
Yuan Qing Li
President and Director
March 13 , 2009

/s/ Ding Hong Shen
Ding Hong Shen
CFO, Chief Accounting Officer and Director
March 13 , 2009

/s/ Qing Biao Yu
Qing Biao Yu Secretary March 13 , 2009